UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

AVISTA CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Prompt execution of the enclosed proxy will save the expense of an additional mailing.

Your immediate attention is appreciated.

March 31, 2011

Dear Shareholder:

On behalf of the Board of Directors, it’s my pleasure to invite you to the 2011 Annual Meeting of Shareholders. The doors open at 7:30 a.m. and the meeting will begin promptly at 8:15 a.m.

Date	Thursday, May 12, 2011	Place:	Avista Main Office Building
Time	7:30 a.m. Doors Open		Auditorium
	7:45 a.m. Refreshments		1411 E. Mission Avenue
	8:15 a.m. Annual Meeting Convenes		Spokane, Washington

Information about the nominee for election as a member of the Board of Directors and other business of the meeting is set forth in the Notice of Meeting and the Proxy Statement on the following pages.

Please take the opportunity to review the Proxy Statement and 2010 Annual Report. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote and submit your proxy by mail, telephone, or the Internet as promptly as possible. If you are submitting your proxy by mail, you should complete, sign, and date your proxy card, and return it in the envelope provided. If you plan to vote by telephone or the Internet, voting instructions are printed on your proxy card and/or proxy notice. If you hold shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares. Voting your proxy ahead of time will allow for a more efficient and timely meeting.

For your convenience, we are pleased to offer an audio webcast of the Annual Meeting if you cannot attend in person. If you choose to listen to the webcast, go to www.avistacorp.com shortly before the meeting time and follow the instructions for the webcast. You can also listen to a replay of the webcast, which will be archived at www.avistacorp.com for one year.

Thank you for your continued support.

Sincerely,

Scott L. Morris

Chairman of the Board,

President & Chief Executive Officer

Avista Corporation—1411 E. Mission Ave.—Spokane, Washington 99202

Investor Relations—(509) 495-4203

If you require special accommodations at the Annual Meeting due to a disability, please call our

Investor Relations Department by April 15.

AVISTA CORPORATION

1411 East Mission Avenue

Spokane, Washington 99202

NOTICE OF ANNUAL MEETING

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON THURSDAY, MAY 12, 2011

This proxy statement and the 2010 Annual Report are available on the Internet at

http://proxyvote.com

Date:	Thursday, May 12, 2011

Time:	8:15 a.m., Pacific Time

Place:	Avista Main Office Building—Auditorium 1411 E. Mission Avenue, Spokane, Washington

Record Date:	March 11, 2011

Meeting Agenda:	1) Election of one director.

2) Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011.

3) Amendment of the Company’s Restated Articles of Incorporation and Bylaws to provide for the annual election of the Board of Directors. The Board recommends a vote “FOR” this proposal.

4) Advisory (non-binding) vote on executive compensation. The Board recommends a vote “FOR” this proposal.

5) Advisory (non-binding) vote on the frequency of an advisory vote on executive compensation. The Board recommends a vote to conduct such future advisory votes every year.

6)      If presented, consideration of a shareholder proposal to request the Board to take the steps necessary so that each shareholder voting requirement in the Articles of Incorporation and Bylaws that calls for a greater than a simple majority vote be changed to a majority of votes cast “for” or “against” the proposal in compliance with applicable laws. The Board recommends a vote “AGAINST” this proposal.

7) Transaction of other business that may come before the meeting or any adjournment(s).

All shareholders are cordially invited to attend the meeting in person. Shareholders who cannot be present at the meeting are urged to vote and submit their proxy by mail, telephone, or the Internet as promptly as possible. Please sign and date the proxy card and return it promptly or cast your vote via telephone or the Internet in accordance with the instructions on the proxy card and/or proxy notice.

By Order of the Board,

Karen S. Feltes

Senior Vice President & Corporate Secretary

Spokane, Washington

March 31, 2011

Long-Term Equity Compensation	30
Stock Ownership Guidelines	30
Performance-Based Equity Awards	31
Range of Performance Award Opportunity	31
2010 Performance Award Settlement	32
Restricted Stock Units	32
Perquisites	33
Other Benefits	33
Supplemental Executive Retirement Plan (SERP)	33
Deferred Compensation	34
Company Self-Funded Death Benefit Plan	34
Supplemental Executive Disability Plan	34
Severance Benefits	35
Change of Control Agreements	35
Elimination of Excise Tax Gross-Up Provision in Change of Control Agreements	35
Redefine “annual bonus” in Severance Provision in Change of Control Agreements	35
Code Section 162(m)	35
Pre-Set Diversification Plans	35
Compensation Committee Report	36
Compensation Committee Interlocks and Insider Participation	36
EXECUTIVE COMPENSATION TABLES	36
Employment Agreements	38
DIRECTOR COMPENSATION—2010	49
PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	50
PROPOSAL 3—PROPOSED AMENDMENT OF RESTATED ARTICLES OF INCORPORATION AND BYLAWS TO ELIMINATE CLASSIFICATION OF THE BOARD AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS	52
The Board’s Proposal	52
Existing Provision	52
Previous Proposals to Declassify the Board	53
Current Proposal	53
Considerations Favoring a Classified Board	53
Considerations Against a Classified Board	54
Recommendation of the Board	54
PROPOSAL 4—ADVISORY VOTE ON EXECUTIVE COMPENSATION	55
PROPOSAL 5—ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION	56
PROPOSAL 6—SHAREHOLDER PROPOSAL	56
The Proposal	56
The Company’s Response	57
SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS	59
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	60
OTHER SECURITY OWNERSHIP	60
ANNUAL REPORT AND FINANCIAL STATEMENTS	61
OTHER BUSINESS	61
2012 ANNUAL MEETING OF SHAREHOLDERS	61
General	61
Notice of Nominations and Other Business to Be Presented at Annual Meeting	61
Notice of Proposals to be Included in Management’s Proxy Materials	61
EXPENSE OF SOLICITATION	62
EXHIBIT A—PROPOSED AMENDMENTS OF THE COMPANY’S RESTATED ARTICLES OF INCORPORATION, AS AMENDED	A-1

AVISTA CORPORATION

1411 East Mission Avenue

Spokane, Washington 99202

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 12, 2011

GENERAL

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote and submit your proxy by mail, telephone, or the Internet as promptly as possible. If you are submitting your proxy by mail, you should complete, sign, and date your proxy card, and return it in the envelope provided. If you plan to vote by telephone or the Internet, voting instructions are printed on your proxy card and/or proxy notice. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.

Please note that under the New York Stock Exchange (NYSE) rules, brokerage firms generally have the authority to vote shares when their customers do not provide voting instructions. However, with respect to certain specified matters, when the brokerage firm does not receive instructions from its customers, the brokerage firm cannot vote shares on those matters. This is called a “broker non-vote.” Matters on which brokers may not vote without instructions include the election of directors and matters relating to executive compensation. This means that brokers may not vote shares on Proposals 1, 4 and 5 if you have not given your broker instructions on how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

At the close of business on the record date, March 11, 2011, there were 57,482,848 shares of Company common stock outstanding and entitled to vote at the Annual Meeting. Shares represented at the meeting by properly executed proxies will be voted at the meeting. If the shareholder specifies voting instructions, the shares will be voted as indicated. A proxy may be revoked at any time prior to the Annual Meeting.

VOTING

Holders of Company common stock, the Company’s only class of securities with general voting rights, will be entitled to one vote per share. Under Washington law, action may be taken on matters submitted to shareholders only if a quorum is present at the meeting. The presence at the Annual Meeting in person or represented by proxy of holders of a majority of the shares of the Company’s common stock outstanding on the record date will constitute a quorum. Subject to certain statutory exceptions, once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting.

In the election of directors, a nominee will be elected if the number of votes cast “for” exceeds the number of votes “against.” Abstentions or broker non-votes will have no effect on the election of that director. If no instructions are given on a proxy with respect to this proposal, the holders of the shares represented by that proxy will be deemed to abstain from voting on this proposal. Shareholders may not cumulate votes in the election of directors. If an incumbent director does not receive a majority of votes cast with respect to his/her re-election in an uncontested election, he/she would continue to serve a term that would terminate on the date that is the earliest of (i) the date of the commencement of the term of a new director selected by the Board of Directors (Board) to fill the office held by such director, (ii) the effective date of the resignation of such director or (iii) the date of the 2012 Annual Meeting of Shareholders (or, if Proposal 3 is approved, December 31, 2011).

Proposal 2, the proposal for ratifying the appointment of the firm of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2011, will be approved if the number of votes duly cast in favor of this proposal exceeds the number of votes cast against the proposal. Abstentions from voting will have no impact on the outcome of this proposal. If no instructions are given on a proxy with respect to this proposal, the shares represented by that proxy will be voted for this proposal.

Proposal 3, the proposal for amending Article FIFTH of the Restated Articles of Incorporation to allow for the annual election of directors, will be approved upon the affirmative vote of the holders of 80% of the issued and outstanding shares of common stock. Abstentions from voting will have the same impact as negative votes. If no instructions are given on a proxy with respect to this proposal, the shares represented by that proxy will be voted for this proposal.

Proposal 4, the advisory (non-binding) vote on executive compensation, will be approved if the number of votes cast in favor of this proposal exceeds the number of votes cast against the proposal. Abstentions from voting and broker non-votes will have no impact on the outcome of Proposal 4. If no instructions are given on a proxy with respect to this proposal, the shares represented by that proxy will be voted for this proposal.

With respect to Proposal 5, relating to the frequency of the advisory (non-binding) vote on executive compensation, the frequency (every one, two or three years) receiving the greatest number of votes will be the frequency recommended by shareholders. Abstentions from voting and broker non-votes will have no impact on the outcome of Proposal 5. If no instructions are given on a proxy with respect to this proposal, the shares represented by that proxy will be voted for an annual advisory (non-binding) vote on executive compensation.

Proposal 6, the shareholder proposal requesting that the Board take the necessary action so that each shareholder voting requirement in the Articles of Incorporation and Bylaws that calls for a greater than a simple majority vote be changed to a majority of votes cast “for” or “against” the proposal in compliance with applicable laws, will be approved if the number of votes cast in favor of this proposal exceeds the number of votes cast against the proposal. Abstention from voting will have no impact on the outcome of this proposal. If no instructions are given on a proxy with respect to this proposal, the holders of the shares represented by that proxy will be voted against this proposal.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Principles

The Board has long adhered to governance principles designed to assure the continued vitality of the Board in the execution of its duties. The Board has responsibility for management oversight and providing strategic guidance to the Company. The Board believes that it must continue to renew itself to ensure that its members understand the industries and the markets in which the Company operates. The Board also believes that it must remain well-informed about the positive and negative issues, problems and challenges facing the Company and markets so that the Board members can exercise their fiduciary responsibilities to the Company’s shareholders.

Board Leadership Structure

For most of the Company’s history, the Chief Executive Officer (CEO) has also served as Chairman of the Board (Chairman). The Board does not have a policy as to whether the role of CEO should be separate from that of Chairman, nor, if the roles are separate, whether the Chairman should be selected from the independent directors or should be an employee of the Company. The Board selects the Chairman in a manner that it determines to be in the best interests of the Company and its shareholders. This flexibility has allowed the Board to determine whether the role should be separated based on the individuals and the circumstances existing at that time.

During the past 60 years, the positions of CEO and Chairman have not been separated except for on one occasion during 2000-2001. The Board believes that the Company has been well served by this leadership structure. The separation of the Chairman and the CEO could introduce a complex new relationship into the center of the Company’s corporate governance structure. Having a single leader for both the Company and the Board eliminates the potential for confusion or duplication of efforts and provides clear leadership for the Company, the Board and the markets. Having a single person serve as Chairman and CEO, at this time, provides unified and responsible leadership and is the right form of leadership for the Company and the Board.

The Board has examined the questions of the separation of the positions of the Chairman and the CEO and the independence of the Chairman. The Board concluded that it should not have a rigid policy as to these issues but, rather, should consider them, together with other relevant factors, to determine the right leadership structure. The Board believes that it needs to retain the ability to balance the independent Board structure with the flexibility to appoint as Chairman someone with hands-on knowledge of and experience in the operations of the Company. The Board periodically examines its governance practices, including the separation of the offices of Chairman and CEO.

The Company is led by Scott L. Morris, who has served as its Chairman, President and CEO since 2008. The Board is strengthened by the presence of Mr. Morris. Given the issues facing the Company and the possible technological, regulatory and legislative changes that may occur in the industry, the Board believes that Mr. Morris provides strategic, operational, and technical expertise and context for the matters considered by the Board.

The Board has also established the position of an independent Lead Director. John F. Kelly was re-elected by the independent directors in 2010 to serve as Lead Director for a three-year term. The Lead Director’s duties include:

•

maintaining an active, ongoing, positive and collaborative relationship with the Chairman and the CEO and keeping an open line of communication that provides for dissemination of information to the Board and discussion before actions are finalized;

•	serving as primary liaison between independent directors and the Chairman and CEO;

•	presiding at all meetings at which the Chairman is not present, including executive sessions of the independent directors held at each regularly scheduled Board meeting;

•	calling meetings of the independent directors when necessary and appropriate; and

•

collaborating with the Chairman regarding the meeting schedules and agendas for the Board meetings, including adding or changing the agenda and soliciting input from the other independent directors on items for the Board agendas, to ensure that appropriate agenda items are included and that there is adequate time for discussion of agenda items.

The Lead Director is available for communications and consultation with major shareholders. The Company has a mechanism for shareholders to communicate with the Lead Director, non-management directors as a group, or on an individual basis. (See “Communications with Shareholders” on page 7.)

The Board has been, and continues to be, a strong proponent of Board independence. As a result, the Company’s corporate governance structures and practices provide for a strong, independent Board and include several independent oversight mechanisms. The Board believes this governance structure and these practices ensure that strong and independent directors will continue to effectively oversee the Company’s management and key issues related to its long-range business plans, long-range strategic issues, risks and integrity. The Board is comprised of Mr. Morris and eight independent directors. The Board has five standing independent Committees with separate independent Chairs—Audit Committee, Compensation & Organization Committee (Compensation Committee), Corporate Governance/Nominating Committee (Governance Committee), Finance Committee and Energy, Environmental & Operations Committee (Environmental Committee)—see Committee descriptions below. All members of these Board Committees are independent. In addition, all Board Committees may seek legal, financial or other expert advice from a source independent from management.

Director Independence

It is the policy of the Board that a majority of the directors will be independent from management and that the Board will not engage in transactions that would conflict with the Company’s business. Independence determinations are made on an annual basis at the time the Board approves nominees for election at the next Annual Meeting and, if a director joins the Board between Annual Meetings, at such time. To assist in this determination, the Board adopted Categorical Standards for Independence of Directors (Categorical Standards).

During its annual review, the Board considered transactions and relationships between each director or any member of his/her family and the Company and its subsidiaries and affiliates, including those reported under “Related Party Transactions” below. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner, or significant equity holder) and members of the Company’s senior management or their affiliates. The purpose of the review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that the director nominated for election at the Annual Meeting and each of the continuing directors are independent of the Company and its management under the Categorical Standards, adopted by the Board, with the exception of Mr. Morris, who is considered an inside director because of his employment as President and CEO of the Company.

Related Party Transactions

The Board recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and, therefore, has adopted a Related Party Transaction Policy, which will be followed in connection with all related party transactions involving the Company and specified related persons that include directors (including nominees) and executive officers, certain family members and certain shareholders, all as outlined in the applicable Securities and Exchange Commission (SEC) rules.

SEC rules require that the Company disclose any related party transaction in which the amount involved exceeds $120,000 in the last year. The Governance Committee has determined that the Company has no related party transactions that were reportable for 2010.

In making its determination, the Board considered the following relationships, which it determined were immaterial to the director’s independence. The Board considered that the Company and its subsidiaries in the ordinary course of business have during the last three years purchased products and services from companies at which some of our directors were officers, board members, or investors during 2010.

•

Mr. Anderson’s company has an investment in a company that provides web design services. Prior to the time Mr. Anderson’s company made its investment, the Company had entered into a contract with the web design company. There were no payments made to the web design company in 2010 and the amounts paid in prior years when Mr. Anderson’s company held its investment were disclosed appropriately when the threshold amount in the Categorical Standards was exceeded.

•

Mr. Racicot is a Board member of The Washington Companies and one of its subsidiaries, Modern Machinery, sells and rents high quality heavy equipment and provides product support to the construction, mining, and forestry industries. The Company has contracted with Modern Machinery to provide machinery to the Company. The amount paid to that company in 2010 or in any of the prior three years did not exceed the threshold amount in the Categorical Standards.

•

Ms. Stanley is co-owner and Chair of the Board of a company that had for many years prior to the date Ms. Stanley became a director, sold hardware supplies to the Company in arm’s length transactions. The amount paid to that company in 2010 or in any of the prior three years did not exceed the threshold amount in the Categorical Standards.

•

Mr. Taylor is a Board member of a corporation, which owns and operates radio stations in Idaho, Washington and Oregon. In 2010, the Company’s ad agency purchased radio advertisements on those stations. The amount paid to that company in 2010 or in any of the prior three years did not exceed the threshold amount in the Categorical Standards.

Board Meetings

The Board held six meetings in 2010. The attendance at all Board meetings and at all Board Committee meetings was 96.7%. The Board strongly encourages its members to attend all Annual Meetings of Shareholders. All directors attended the prior year’s Annual Meeting of Shareholders and are planning to attend the 2011 Annual Meeting.

Meetings of Independent Directors

The independent directors meet at each regularly scheduled Board meeting in executive session without management present. The Lead Director chairs the executive sessions. The Lead Director establishes the agenda for each executive session, and also determines which, if any, other individuals, including members of management and independent advisors, should be available for each such meeting.

Duties of Chairman of the Board

The Chairman’s duties include chairing all meetings of the Board in a manner that effectively utilizes the Board’s time and which takes full advantage of the expertise and experience that each director has to offer; establishing an agenda for each Board meeting in collaboration with the Lead Director, with input from other directors and management; and providing input and support to the Chair of the Governance Committee on the selection of members and Chairs of the various Board Committees, on the establishment of the Governance Committee meeting agendas, on compensation philosophy for the Board, and candidates for Board membership. The Chairman is also accountable to, and provides leadership for, all issues of corporate governance that should come to the attention of the Chair of the Governance Committee and the full Board. He also ensures that the Board is provided with full information on the condition of the Company, its businesses, the risks facing the Company, and the environment in which it operates; and facilitates and encourages constructive and useful communication between the Board and management. The Chairman also recommends an agenda to the Board for its approval for each shareholder meeting; provides leadership to the Board in the establishment of positions that the Board should take on issues to come before the Annual Meeting; and presides at all shareholder meetings.

Committees

Each Committee of the Board has adopted a Charter that has been approved by the Board. The Charters are reviewed on a periodic basis and amendments are made as needed. Each Committee also performs an annual self-assessment relative to its purpose, duties, and responsibilities. The Committee Charters are located on the Company’s website at www.avistacorp.com. A written copy of our Committee Charters will be provided free of charge to any person upon request to the General Counsel’s office at 1411 East Mission Avenue, P.O. Box 3727 (MSC-12), Spokane, Washington 99220.

Audit Committee—Assists the Board in overseeing the integrity of and the risks related to the Company’s financial statements, the Company’s compliance program dealing with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, the performance of the Company’s internal audit function and independent registered public accounting firm, and the Company’s systems of internal controls regarding accounting, financial reporting, disclosure, legal compliance and ethics that management and the Board have established, including without limitation all internal controls established and maintained pursuant to the Securities Exchange Act of 1934 (the Exchange Act) and by the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act). The Audit Committee oversees the Company’s risk assessment and risk management processes and the business continuity process. Only independent directors sit on the Audit Committee. During 2010, the Audit Committee consisted of directors Eiguren, Noël, Stanley, and Blake—Chair. The Board has determined that Mr. Noël is an “Audit Committee Financial Expert,” as defined in the SEC rules. Eight meetings were held in 2010. Mr. Eiguren submitted his resignation from the Board effective February 5, 2011.

Governance Committee—Advises the Board on corporate governance matters and oversees the risks relating to such matters including recommending guidelines for the composition and size of the Board, evaluating Board effectiveness and organizational structure and setting director compensation (see the section on Director Compensation on page 49 for further information). This Committee also develops Board membership criteria and reviews potential director candidates. Recommendations for director nominees are presented to the full Board for approval. Director nominations by shareholders may be submitted in accordance with the procedures set forth under “Director Qualifications and Process for Selecting Board Nominees” below. Only independent directors sit on this Committee. The Governance Committee consists of directors Blake, Taylor and Kelly—Chair. Five meetings were held in 2010.

Compensation Committee—Is responsible for considering and approving, as well as overseeing the risks associated with, compensation and benefits of executive officers of the Company. It is also responsible for overseeing the organizational structure of the Company and succession planning for the CEO and the executive officers.

For a discussion of the Company’s processes and procedures for the consideration and determination of executive officer compensation (including the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation) see “Compensation Discussion and Analysis” starting on page 19.

The Compensation Committee is composed of independent directors as defined by the rules of the NYSE, and, in addition, complies with the “outside director” requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), and the “non-employee director” requirements of Rule 16b-3 under the Exchange Act.

The Compensation Committee consists of directors Kelly, Klein, Noël and Taylor—Chair. Five meetings were held in 2010.

Finance Committee—Strives to ensure that corporate management has in place strategies, budgets, forecasts, and financial plans and programs, including adequate liquidity, to enable the Company to meet its goals and objectives and oversees the associated risks. The Finance Committee’s activities and recommendations include reviewing management’s qualitative and quantitative financial plans and objectives for both the short and long- term; approving strategies with appropriate action plans to help ensure that financial objectives are met; having in place a system to monitor progress toward financial goals, including monitoring commodity price and counterparty credit risk, as well as taking any necessary action; and overseeing and monitoring employee benefit plan investment performance and approving changes in investment policies, managers, and strategies. Only independent directors sit on this Committee. The Finance Committee consists of directors Racicot, Stanley and Anderson—Chair. Five meetings were held in 2010.

Environmental Committee—Assists the Board in overseeing risks associated with the Company’s legal and regulatory compliance in its operations including environmental compliance, energy resources, transmission and distribution operations, employee safety performance, and corporate security. Only independent directors sit on this Committee. During 2010, the Environmental Committee consisted of directors Anderson, Klein, Racicot and former director Roy L. Eiguren—Chair. Mr. Eiguren submitted his resignation from the Board effective February 5, 2011. Four meetings were held in 2010.

Executive Committee—Has and may exercise, when the Board is not in session, all the powers of the Board that may be lawfully delegated, subject to such limitations as may be provided in the Bylaws, by resolutions of the Board, or by law. Generally, such action would only be taken to expedite Board authorization for certain corporate business matters when circumstances do not allow the time, or when it is otherwise not practicable, for the entire Board to meet. The Executive Committee consists of directors Blake, Kelly, Taylor, and Morris— Chair. No meetings were held in 2010.

Corporate Governance Guidelines

The Board has established Corporate Governance Guidelines which are reviewed annually.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our CEO (the principal executive officer) and our Chief Financial Officer (CFO) (the principal financial officer) and the Board.

Information on Company Website

The Company’s Corporate Governance Guidelines, the Code of Business Conduct and Ethics, Categorical Standards for Independence of Directors and the Related Party Transaction Policy are available on the Company’s website at www.avistacorp.com. A written copy of any of these documents will be provided free of charge to any person upon request to the General Counsel’s office at 1411 East Mission Avenue, P.O. Box 3727 (MSC-12), Spokane, Washington 99220.

Communications with Shareholders

The Company reached out to a number of major shareholders in 2010 to solicit information regarding issues of concern to the shareholders with respect to corporate governance and executive compensation. A number of those shareholders spoke with representatives of the Company or provided input in writing. The Company will continue to solicit shareholder input on issues of concern to them.

Shareholders and other interested parties may send correspondence to our Board or to any individual director to the Corporate Secretary’s office at 1411 East Mission Avenue, P.O. Box 3727 (MSC-10), Spokane, Washington 99220. Concerns about accounting, internal accounting controls or auditing matters should be directed to the Chair of the Audit Committee at the same address. All communications will be forwarded to the person(s) to whom they are addressed, unless it is determined that the communication:

•	does not relate to the business or affairs of the Company or the functioning or constitution of the Board or any of its Committees;

•	relates to routine or insignificant matters that do not warrant the attention of the Board;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its Committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Company’s Corporate Secretary or General Counsel and only in accordance with the Company’s policies and procedures and applicable laws and regulations relating to the disclosure of information.

Board Risk Oversight

The Board has an active role in overseeing the risks affecting the Company. The Board’s risk oversight process includes receiving reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, strategic and reputational risks. The Board’s oversight is conducted primarily through the Committees of the Board as set out above in the descriptions of each Committee and as set out in their Charters, but the full Board retains responsibility for general oversight of risks. Management is responsible for the day-to-day management of risks, and the appropriate officer within the organization reports on risk to the appropriate Board Committee or to the full Board. For example, quarterly, the Director of Risk Management reports on the Company’s risk analysis and risk management processes to the Audit Committee and, annually, the CFO reports to the entire Board on the Company’s enterprise risk program and processes. When a Committee receives a report from management, the Chair of that Committee advises the full Board at its next meeting. This enables the Board and its Committees to coordinate risk oversight, particularly with respect to the interrelationships among various risks.

PROPOSAL 1—ELECTION OF DIRECTORS

Director Qualifications and Process for Selecting Board Nominees

The Board has delegated to the Governance Committee the responsibility for reviewing and recommending to the Board nominees for director. The Governance Committee annually reviews with the Board the composition of the Board as a whole and recommends, if necessary, steps to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity, all in the context of an assessment of the needs of the Board and the Company at the time. Board members should possess such qualifications, skills, attributes and experience as are necessary to provide a broad range of personal characteristics, including diversity, leadership and management skills, business experience and industry knowledge. Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and Committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance is practiced.

In evaluating a director candidate, the Committee considers factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies that the Board desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; independence and willingness to consider all strategic proposals; and any other criteria established by the Board, as well as any core competencies or technical expertise necessary to staff Board Committees. The Governance Committee deems it appropriate for at least one member of the Board to qualify as an “Audit Committee Financial Expert” as defined by SEC rules.

The Board does not have a diversity policy, but does include diversity as one of the criteria it considers when evaluating any candidate for the Board. The Board takes into account diversity of experience, skills and background, as well as diversity in race, gender, and culture when considering individual candidates.

The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Governance Committee decides not to nominate a member for re-election, the Committee then identifies the desired qualifications, skills, abilities and experience of a new nominee in light of the criteria set forth above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Governance Committee may also consider candidates recommended by management, employees, or others. The Governance Committee may also, at its discretion, engage executive search firms to identify qualified individuals.

The Governance Committee will consider written recommendations for candidates for the Board that are made by shareholders. Recommendations must include detailed biographical material indicating the qualifications the candidate would bring to the Board, and must include a written statement from the candidate of willingness and availability to serve. While recommendations may be considered at any time, recommendations for a specific Annual Meeting must be received by December 1 of the preceding year. Recommendations should be directed to the General Counsel of the Company, 1411 East Mission Avenue, P.O. Box 3727 (MSC-12), Spokane, Washington 99220.

The Governance Committee will consider any candidate recommended in good faith by a shareholder. In evaluating director nominees, the Governance Committee considers the following, among other criteria:

•	the appropriate size of the Board;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the qualifications, knowledge, skills, abilities and executive leadership experience of nominees, as well as working experience at the executive leadership level in his/her field of expertise;

•	familiarity with the energy/utility industry;

•	recognition by other leaders as a person of integrity and outstanding professional competence with a proven record of accomplishments;

•	experience in the regulatory arena;

•	knowledge of the business of, and/or facilities for, the generation, transmission and/or distribution of electric energy;

•	enhance the diversity and perspective of the Board; and

•	knowledge of the customers, community, and employee base.

Shareholders may only nominate directors for election at meetings of shareholders in accordance with the procedures set forth in the Company’s Bylaws. The Chair of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the Bylaws.

General

One director is to be elected to hold office for a term specified, and/or until his successor is elected and qualified. The Company’s Restated Articles of Incorporation provide for up to 11 directors divided into three classes. The Bylaws currently provide that the number of directors will be fixed from time to time by resolution of the Board, not to exceed 11. The Board has currently fixed the number at nine, reflecting the resignation in October 2010 of Brian W. Dunham and the recent resignation of Roy L. Eiguren. Effective February 5, 2011, Mr. Eiguren, whose term would have expired in May 2011, informed the Board that he was submitting his resignation due to other business commitments and would not be standing for re-election at the Annual Meeting of Shareholders.

Upon recommendation from the Governance Committee, the Board has nominated Marc F. Racicot to be re-elected as a director for a three-year term to expire at the Annual Meeting of Shareholders in 2014; provided, however, that if Proposal 3 is approved, Mr. Racicot’s term will be for one year. The nominee has consented to serve as a director, and the Board has no reason to believe that the nominee will be unable to serve. If the nominee should become unavailable, your shares will be voted for a Board-approved substitute. Mr. Racicot brings a strong and unique background and set of skills and experience to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and public company board service, executive management, mergers and acquisitions, legal, government, and energy/utility industry experience. The Board concluded that the nominee is independent and should serve as a director of the Company in light of the Company’s business and structure.

Nominees and Continuing Directors

The following has been prepared from information furnished to the Company by the nominees and the continuing directors.

*	Indicates Nominee(s) for Election

ERIK J. ANDERSON	Director since 2000 (Current term expires in 2013)

Mr. Anderson, age 52, has been, since 2002, President of WestRiver Capital, a private investment company, Chairman of Tachyon Networks, Inc., an advanced satellite-based internet solutions company, and vice-Chairman of Montgomery & Co., LLC, an investment bank serving growth companies in technology, media, and healthcare. He is also Chairman of Zula, LLC, a science education company, and a Co-Chair of GEI, a leisure business based on golf entertainment. From 1998 to 2002, Mr. Anderson was Chief Executive Officer of Matthew G. Norton, Co., a private investment company. Prior to 1998, he was Chief Executive Officer of Trillium Corporation. In addition, his experience includes tenures as both a partner at the private equity firm of Frazier & Company, LP, and as a Vice President of Goldman, Sachs & Co. Mr. Anderson is the founder of America’s Foundation for Chess. He holds master’s and bachelor’s degrees in Industrial Engineering from Stanford University and a bachelor’s degree (Cum Laude) in Management Engineering from Claremont McKenna College. Mr. Anderson also serves on the board of Advantage IQ, Inc.

Leadership Experience	President and CEO experience with investment, private equity and technology firms.

Finance Experience	Extensive experience with finance matters including mergers and acquisitions, securities and debt offerings and risk analysis.

KRISTIANNE BLAKE	Director since 2000 (Current term expires in 2013)

Ms. Blake, age 57, has been President of the accounting firm of Kristianne Gates Blake, P.S., since 1987. She has served for 14 years on various boards of public companies and registered investment companies including service as a board chair, Audit Committee chair and Governance Committee member. Ms. Blake is currently serving as board chair for the Russell Investment Company and the Russell Investment Funds. She also serves on the boards of the Principal Funds, Inc., the Principal Variable Contracts Funds, Inc., and Laird Norton Wealth Management. Ms. Blake currently serves as a Regent at the University of Washington. In addition, Ms. Blake serves on the board of Advantage IQ, Inc. and is the chair of the Advantage IQ Audit Committee.

Leadership Experience	Ms. Blake has outside board experience as a director of public companies and registered investment companies as well as non-profit and university boards and has served on numerous board committees including serving as chair.

Financial Experience	Ms. Blake has an extensive background in public accounting. She was a Certified Public Accountant for 32 years and she worked for 12 years for an international accounting firm.

Community Development	She has extensive involvement in the Spokane community, having served on many non-profit and economic development boards.

JOHN F. KELLY	Director since 1997 (Current term expires in 2012)

Mr. Kelly, age 66, is currently the President & Chief Executive Officer of John F. Kelly & Associates, a consulting company he founded in 2004, that is located in Coral Gables, Florida. Mr. Kelly is a retired Chairman, President, and Chief Executive Officer of Alaska Air Group, where he also served as a Board member from 1989 to May 2003. He was Chairman of Alaska Airlines from 1995 to February 2003, Chief Executive Officer from 1995 to 2002, and President from 1995 to 1999. He served as Chairman of the Board of Horizon Air from February 1991 to November 1994, and from February 1995 until May 2003. Mr. Kelly has a BA in Business from the University of Puget Sound, has over 40 years business experience and has been a board member and chair of numerous boards and committees (both profit and non-profit organizations). Mr. Kelly is a former board member of the Dream Foundation. He also serves on the board of Advantage IQ, Inc.

Leadership Experience	Mr. Kelly has over 35 years of business experience in the airline industry, serving in numerous management capacities, including roles as Chairman, CEO and President. He also brings experience in marketing, sales, corporate governance, compensation, mergers and acquisitions, consulting, and human resources. He currently is President and CEO of a consulting firm.

Business and Association	He has been very involved in the Seattle, Washington business and cultural communities including chairing the Washington Roundtable and other nonprofit Boards.

Board Leadership	His experience and business skills, as well as his open communication style have aided the Board both as a Board and Committee member and in his role as the Lead Director for the past four years.

REBECCA A. KLEIN	Director since 2010 (Current term expires in 2013)

Ms. Klein, age 45, is Principal of Klein Energy, LLC, a regulatory and government affairs consulting company. She also serves as Of Counsel to the law firm Tuggey Rosenthal Pauerstein Sandoloski & Agather LLP. Over the last twenty years she has worked in Washington, DC and in Texas in the energy, telecommunications and national security arenas. Ms. Klein’s professional experience also includes service with KPMG Consulting (now Bearing Point). She headed the development of the company’s Office of Government Affairs and Industry Relations in Washington, DC. She also served as a Senior Fellow with Georgetown University’s McDonough School of Business. Since January 2008, she has served as chair of the board of the Lower Colorado River Authority, a public power utility owning generation, transmission, and water services across the central Texas area. In addition, she is chair of Power Across Texas, a non-profit that focuses on advancing information about clean, affordable and reliable energy in the state. Ms. Klein earned a Juris Doctor from St. Mary’s University School of Law in San Antonio, Texas. She also holds a Master of Arts in National Security Studies from Georgetown University and a Bachelor of Arts in Human Biology from Stanford University. She is a member of the State Bar of Texas.

Legal and Regulatory Experience	Ms. Klein has a unique blend of legal and regulatory experience. She has served as a commissioner with the Texas Public Utilities Commission and subsequently as its chair. Her areas of legal expertise include energy and telecommunications.

Leadership Experience	Ms. Klein brings extensive management, human resource, organizational development, and national security experience to the Board.

Government Experience	She has experience in the military and national public policy arenas. She also has lobbying experience at both the state and federal level.

Board Experience	She serves as Chair of the Board of Directors of an energy and water services public utility.

SCOTT L. MORRIS	Director since 2007 (Current term expires in 2012)

Mr. Morris, age 53, has been Chairman of the Board, President and Chief Executive Officer of the Company since January 2008. From May 2006 to December 2007, he served as the Company’s President and Chief Operating Officer. Mr. Morris also serves as Chairman of the Board of the Company’s subsidiaries, including Advantage IQ. Mr. Morris has been with the Company since 1981 and his experience includes management positions in construction and customer service and general manager of the Company’s Oregon and California utility business. He was appointed as a Vice President in November 2000 and in February 2002 he was appointed as a Senior Vice President. He is a graduate of Gonzaga University and received his master’s degree from Gonzaga in organizational leadership. He also attended the Stanford Business School Financial Management Program and the Kidder Peabody School of Financial Management. Mr. Morris serves on the Boards of the Washington Roundtable, Greater Spokane Incorporated, ReliOn, Inc., Gonzaga University, the Western Energy Institute, Edison Electric Institute and American Gas Association, and the Federal Reserve Bank. He has served on a number of Spokane non-profit and economic development Boards.

Industry and Leadership Experience	Mr. Morris has extensive utility experience having spent his entire career in the industry. He brings to the Board a deep knowledge and understanding of the Company and its subsidiaries, having served in a number of management capacities throughout the Company, including President of Utility Operations, managing the Company’s Oregon and California gas operations, customer service, and construction areas and CEO of the Company’s subsidiary, Advantage IQ. He is the only officer of the Company to sit on the Board and the Advantage IQ board.

Business and Policy Experience	He has experience leading a number of economic development and business association boards. He also serves on the board of the Federal Reserve Bank.

MICHAEL L. NOËL	Director since 2004 (Current term expires in 2013)

Mr. Noël, age 69, is President of Noël Consulting Company, Inc., a financial consulting firm he founded in 1998, located in Prescott, Arizona, that specializes in advising public utility commissions on corporate bond offerings. Mr. Noël spent 30 years as an executive with Edison International, an international electric power company. He served as Senior Vice President and Chief Financial Officer of Edison International, as well as in the same capacity for its Southern California Edison Company subsidiary. Mr. Noël serves on the board of SCAN Health Plan, where he is Chair of the Audit Committee and a member of the Corporate Governance Committee. He also serves as a board member and Chair of the Governance Committee for the HighMark family of mutual funds. Mr. Noël is a member of the National Association of Corporate Directors and a named Audit Committee Financial Expert under the Sarbanes-Oxley Act. Mr. Noël earned his master’s degree in business management from the University of Southern California, graduating first in his class and Summa Cum Laude. He graduated with a Bachelor’s degree in finance, Cum Laude, from California State University, Long Beach.

Governance Experience	Mr. Noël has governance experience on private and public company boards having served as Board Chair, Compensation Committee Chair and Audit Committee Chair.

Industry and Regulatory Experience	Mr. Noel brings a unique management and financial perspective to the Board having served as a CFO for a large investor-owned utility. He currently serves as an advisor to public utility commissions on financing matters.

Financial Experience	He has spent most of his career in the financial arena and has served as a CFO of a large utility company where he dealt with many of the same financial and regulatory issues that face our Company.

MARC F. RACICOT*	Director since 2009 (For a term expiring in 2014)

Mr. Racicot, age 62, served as President and Chief Executive Officer of the American Insurance Association from August, 2005 to February, 2009. Prior to that, he was a partner at the law firm of Bracewell & Giuliani, LLP from 2001 to 2005. He is a former governor (1993 to 2001) and attorney general (1989 to 1993) of the state of Montana. Mr. Racicot was nominated by President Bush and unanimously elected to serve as the chairman of the Republican National Committee from 2002 to 2003 prior to assuming the position of chairman of the Bush/Cheney Re-election Committee from 2003 to 2004. He previously served as a director for Siebel Systems, Allied Capital Corporation and Burlington Northern Santa Fe Corporation and presently serves as a director for Plum Creek Timber Company, Massachusetts Mutual Life Insurance Company, and The Washington Companies. In addition, throughout his career, Mr. Racicot has strongly committed himself to children, education and community issues. He was appointed to the board of The Corporation for National and Community Service by President Clinton and has also served on the boards of Carroll College, Jobs for America’s Graduates and United Way in Helena, Montana. Mr. Racicot is also a past chairman of America’s Promise, where his predecessor was Secretary of State Colin Powell.

Government and Policy Experience	Mr. Racicot has served in a number of elected offices in the state of Montana including that of Governor. He has also had a number of political appointments on both the state and federal level where he was involved in policy development.

Legal and Regulatory Experience	He brings extensive legal and regulatory experience from his military and prosecutorial service, as well as from private legal practice and his elected office as Attorney General of Montana. During his tenure as Governor of Montana, as well as during his time in private practice, he was extensively involved in natural resource, environmental, permitting and energy issues affecting Montana and the nation.

Governance	Mr. Racicot has served on a number of public company boards and chaired a number of board committees.

HEIDI B. STANLEY	Director since 2006 (Current term expires in 2012)

Ms. Stanley, age 54, is co-owner and Chair of Empire Bolt & Screw, Inc., a privately-held international distribution company headquartered in Spokane, Washington. Prior to this, Ms. Stanley had 24 years of experience in the banking industry. She served as Chair of Sterling Savings Bank from January 2009 to October 2009 and Chief Executive Officer from January 2008 to October 2009. From January 2008 to December 2008, she served as Director, Vice Chair, President & Chief Executive Officer. From October 2003 to December 2007, she served as Director, Vice Chair and Chief Operating Officer. Prior to this, she held a variety of leadership positions with increasingly higher levels of managerial responsibility. Ms. Stanley also served as Director of Sterling’s Subsidiary Company—INTERVEST Mortgage Investment Company. In 2006 and 2007, she was named one of the “25 Most Powerful Women in Banking” by U.S. Banker Magazine. Prior to joining Sterling in 1985, Ms. Stanley worked for IBM in San Francisco, California and Tucson, Arizona. Ms. Stanley is founding Chair of Greater Spokane Incorporated, former Chair of the Association of Washington Business (AWB), and former Chair of the Spokane Area YMCA. Ms. Stanley currently serves on the Eastern Washington Advisory Board of the Washington Policy Center, AWB Board and co-chairs the Governance Committee of the Spokane Symphony. Ms. Stanley graduated from Washington State University with a Bachelor of Arts degree in Business Administration.

Financial and Banking Leadership Experience	The foundation established from her early years at IBM Corporation, combined with her rise to CEO over a lengthy banking career and exposure as co-owner of a privately-held company, have given Ms. Stanley a diverse business perspective. Specifically, her 24 years of experience in banking management included positions as a Chief Administrative Officer, Chief Operating Officer and CEO of a multi-state banking operation. She has experience in operations, risk analysis, policy development, mergers and acquisitions and in the capital markets.

Business Associations	She has served on many industry and business boards and chaired the American Bankers Association Capital Markets Group and the Association of Washington Business.

Community Development	Ms. Stanley has been active in the Spokane area and recently chaired Greater Spokane Incorporated, a regional chamber/economic development organization for Spokane, Washington.

R. JOHN TAYLOR	Director since 1985 (Current term expires in 2012)

Mr. Taylor, age 61, has been the Chairman and Chief Executive Officer of CropUSA Insurance Agency, Inc. since 1999. He has also served as Chairman and Chief Executive Officer of AIA Services Corporation since 1995. Both companies are insurance agencies with operations throughout the United States that place various forms of health, life, crop, and multi-peril insurance to agricultural producers. Mr. Taylor holds similar positions with affiliated companies and subsidiaries of CropUSA and AIA Services. Previously, Mr. Taylor served as President of AIA Services and was its Chief Operating Officer. In addition, he is Chairman of Pacific Empire Radio Corporation of Lewiston, Idaho, a fifteen station Northwest radio group. Mr. Taylor is a member of the Board and Chair of the audit committee of the State of Idaho Endowment Fund Investment Board (EFIB). The EFIB manages investments of the proceeds generated by timber sales and other revenue of the endowment lands within the State of Idaho. The EFIB also manages the financial assets of the State Insurance Fund, the Judge’s Retirement Fund, the Ritter Island Endowment Fund, and the Trail of the Coeur d’Alene’s Endowment Fund. The Investment Board also manages a Credit Enhancement Program for public school bonds. Board members of the EFIB are appointed by the Governor of the State of Idaho. Mr. Taylor is an attorney and has been a member of the Idaho State Bar since 1976.

Leadership Experience	Mr. Taylor has extensive experience as a CEO, President and COO of many national corporations.

Community Development Experience	Mr. Taylor has been an active member of the Lewiston, Idaho community serving in a number of capacities for community organizations. He is a former member of the Lewiston City Council and has served as a director or board member of several civic, political, and non-profit entities. He is currently a member of the Board of the Idaho Heritage Trust, a statewide organization dedicated to the preservation of historical properties and sites. The work is funded from the investment earnings of royalty fees paid upon the purchase of Idaho automobile license plates.

Political Experience	He has been elected to several positions in the Idaho Republican Party including State Treasurer.

Governance and Legal Experience	Mr. Taylor brings to the Board valuable governance experience on other boards as Board and Audit Committee Chairs as well as his legal experience from his private practice.

The Board recommends a vote “FOR” the nominee for director.

AUDIT COMMITTEE REPORT

In accordance with its written Charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the Company’s systems of internal controls, including, without limitation, those established and maintained pursuant to the Exchange Act, as amended, and the Sarbanes-Oxley Act. The Audit Committee also assists the Board in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, ethical standards and the independent auditor’s qualifications and independence.

The Audit Committee is composed of directors who the Board has determined to be independent, as required by the rules of the NYSE. In 2010, the Audit Committee met eight (8) times.

Prior to their inclusion in the Quarterly Reports on Form 10-Q filed with the SEC, the Audit Committee reviewed the Company’s unaudited quarterly financial statements and management’s discussion and analysis of financial condition and results of operation for the first three quarters of 2010 and discussed them with management and Deloitte & Touche LLP (Deloitte), the Company’s independent registered public accounting firm. The Audit Committee reviewed with the CEO and CFO their certifications as to the accuracy of the financial statements and the establishment and maintenance of internal controls and procedures. It also reviewed with management all earnings press releases relating to 2010 annual and quarterly earnings prior to their issuance.

The Audit Committee reviewed and discussed the Company’s audited financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2010, with management, which has primary responsibility for the financial statements, and with Deloitte, which is responsible as the Company’s independent registered public accounting firm for the audit of those statements. Based on its review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC. The Board approved the recommendation.

The Audit Committee also reviewed Management’s Report on Internal Control Over Financial Reporting and the Auditor’s Report on the Effectiveness of Internal Control Over Financial Reporting.

The Audit Committee reviewed and discussed with Deloitte all communications required by generally accepted auditing standards, including those promulgated by the Public Company Accounting Oversight Board (PCAOB) and by the SEC and, with and without management present, discussed and reviewed the results of the independent auditor’s audit of the financial statements. The Audit Committee also discussed the results of the internal audit examinations, received and reviewed quarterly risk management reports, and received and reviewed annual compliance, technology and business continuity reports.

Deloitte provided the Audit Committee with the written communications required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee discussed with Deloitte its internal quality-control reviews and procedures, the results of its external reviews and inspections, and any relationships that might impact its objectivity and independence. The Audit Committee also discussed with management, the internal auditors, and Deloitte, the quality and adequacy of the Company’s systems of internal controls, and the internal audit functions, responsibilities, and staffing. The Audit Committee reviewed the audit plans, audit scopes, and identification of audit risks of the independent and internal auditors.

The Audit Committee reviewed and approved Deloitte’s services and fees. The Audit Committee also recommended to the Board, after reviewing the performance of Deloitte, its reappointment in 2011 as the Company’s independent registered public accounting firm. The Board concurred in such recommendation. The Audit Committee also reviewed and approved the non-audit services performed by Deloitte and concluded that such services were consistent with the maintenance of independence.

The Audit Committee performed the mandated tasks included in its Charter. The Audit Committee also recommended to the Board the continued designation of Michael L. Noël as Audit Committee Financial Expert solely for the purposes of compliance with the rules and regulations of the SEC implementing Section 407 of the Sarbanes-Oxley Act. The Board approved such recommendation.

Members of the Audit Committee of the Board

Kristianne Blake—Chair	Michael L. Noël	Heidi B. Stanley

EXECUTIVE COMPENSATION OVERVIEW

This section contains information regarding our compensation programs and policies and, in particular, their application to a specific group of individuals that we refer to as our Named Executive Officers (NEOs). Under applicable SEC rules, our NEOs for this Proxy Statement consist of our CEO, our CFO and the three other executive officers who received the highest compensation for 2010. This section is organized as follows:

•	Compensation Committee Consultant Disclosure—contains information regarding the fees and role of the Company’s Compensation Consultant.

•	Chief Executive Officer Succession Plan—contains information regarding the succession plan that is in place for our CEO.

•

Compensation Discussion and Analysis (CD&A)—contains a description of the specific types of compensation we pay, a discussion of our compensation policies, information regarding how those policies were applied to the compensation of our NEOs for 2010 and other information that we believe may be useful to investors regarding compensation of our NEOs and other employees.

•	Executive Compensation Summary and Key 2010 Highlights—provides an executive summary of the major elements of our compensation programs and key changes that were made in 2010.

•	2010 Report of the Compensation Committee—contains a report of the Compensation Committee regarding the “CD&A” section described above.

•	Compensation Committee Interlocks and Insider Participation—contains information regarding certain types of relationships, if any, involving our Compensation Committee members.

•

Executive Compensation Tables—provides information, in tabular formats specified in applicable SEC rules, regarding the amounts or value of various types of compensation paid to our NEOs and related information.

•	Employment Agreements with Named Executive Officers—contains summaries of the employment agreements between our NEOs and the Company.

•	Potential Payments and Other Benefits Upon Termination or Change of Control—provides information regarding amounts that could become payable to our NEOs following specified events.

The parts of this Executive Compensation section described above are intended to be read together and each provides information not included in the others. In addition, for background information regarding the Compensation Committee and its responsibilities, please see “Committees—Compensation Committee” on page 6.

COMPENSATION COMMITTEE CONSULTANT DISCLOSURE

Fees and Role of the Compensation Consultant

The Compensation Committee has engaged Towers Watson to serve as its outside, independent compensation consultant to assist the Compensation Committee, as requested, to fulfill various aspects of its Charter. Specifically, at the request and direction of the Compensation Committee, Towers Watson assists with the following:

•	Benchmarking pay practices among the peer group, described in another section, and providing a broader market perspective;

•	Assessing the design of individual pay elements and the total pay program relative to the Company’s objectives, market practices and other factors;

•	Assisting the Compensation Committee in reviewing compensation recommendations prepared by management; and

•	Providing the Compensation Committee with an outside perspective and, as appropriate, specific recommendations on program design.

Towers Watson presents information on current market practices and, as appropriate, provides recommendations for consideration by the Compensation Committee. As provided by its Charter, the Compensation Committee makes all final pay decisions for officers.

Towers Watson also assists the Governance Committee with respect to nonemployee director compensation. Pursuant to the Company’s written policy governing the other services that the consultant can perform for the

Company, the Compensation Committee may authorize Towers Watson to provide services for the Company provided the Compensation Committee determines the work would not compromise the consultant’s independence with respect to compensation recommendations to the Compensation Committee.

The Compensation Committee Chair must approve in advance any proposed services to be provided by Towers Watson for the Company.

The Compensation Committee also has the sole authority to retain and terminate the executive compensation consultant.

Towers Watson Fees for 2010

Towers Watson received $132,778 in 2010 for executive compensation consulting services and $167,006 for actuarial consulting services that were unrelated to executive or nonemployee director compensation. The Compensation Committee has assessed the current process that is in place at the Committee level, as well as Towers Watson’s internal processes and policies, and based on these structures the Compensation Committee does not believe that Towers Watson’s role in providing these services to the Company compromises Towers Watson’s ability to provide the Compensation Committee with an objective and independent perspective.

Processes to Assure Independence

Because the Compensation Committee believes that its executive compensation consultant should be able to render advice to the Committee free of management’s influence, the Compensation Committee has processes in place to assure independence. The consultant reports directly to the Compensation Committee on all executive compensation matters; regularly meets separately with the Compensation Committee outside the presence of management; and speaks separately with the Compensation Committee Chair and other Compensation Committee members between meetings, as necessary or as requested by the Compensation Committee.

Interactions between the Towers Watson consultants and management are limited to those that Towers Watson needs in order to provide the Compensation Committee with relevant information and appropriate recommendations. The process also prevents management use of Towers Watson for non-executive compensation-related services without the Compensation Committee’s advance knowledge and approval. The Compensation Committee has directed the Towers Watson consultants who work directly with the Compensation Committee to interact with management, only as needed, on behalf of the Compensation Committee.

In addition, Towers Watson separates the executive compensation consulting services provided to the Compensation Committee from services it provides to Company management related to actuarial consulting services. The Towers Watson executive compensation professionals working on executive compensation do not work on other consulting assignments for the Company. Towers Watson confirmed to the Compensation Committee that it has policies and processes in place to preserve its independence when providing executive compensation consulting services to the Compensation Committee and providing other services to the Company. These include the following:

•

the individual providing executive compensation consulting services to the Compensation Committee is not personally involved in doing work in any of the other areas in which Towers Watson provides services to the Company;

•

the individual providing executive compensation consulting services to the Compensation Committee does not share information about the specific work done on behalf of the Compensation Committee with other Towers Watson staff providing assistance to the Company on other engagements; and

•

the individual providing consulting services to the Compensation Committee is not directly compensated for increasing the total revenues that Towers Watson generates from the Company or expanding the range of services that Towers Watson provides to the Company.

Working with the Consultant

The Compensation Committee determines the work to be performed by the consultant. The consultant works with management to gather data required in preparing the consultant’s analyses for Compensation Committee review.

Specifically, the consultant provides the Compensation Committee with market trend information, data, and recommendations to enable the Compensation Committee to make informed decisions and to stay abreast of changing market practices. In addition, the consultant provides analysis on the alignment of pay and performance and assists in the process of preparing disclosure such as the CD&A.

While it is necessary for the consultant to interact with management to gather information and obtain recommendations, the Compensation Committee Chair governs if and when the consultant’s advice and recommendations can be shared with management. Ultimately, the consultant provides recommendations and advice to the Compensation Committee in an executive session without Company management present, which is when critical pay decisions are made. This approach ensures the Compensation Committee receives objective advice from the consultant so that it may make independent decisions about executive pay.

CEO SUCCESSION PLAN

Succession plans for the Company’s CEO and other officers are an important part of the Company’s long-term success, and the Company has in place a succession-planning process that reflects the Company’s long-term business strategy. The Compensation Committee conducts quarterly reviews of the succession plans for the CEO and other executives of the Company. The CEO and the Compensation Committee review those succession plans annually with the full Board. The succession plans reflect the Board’s belief that the Company should regularly identify internal candidates for the CEO and other executive positions and that it should develop those candidates for consideration when a transition is planned or necessary. Accordingly, management has identified internal candidates in various phases of development and has implemented development plans to assure the candidates’ readiness. Those development plans identify the candidates’ strengths and weaknesses and the Compensation Committee receives periodic updates and regularly reviews the candidates’ progress. In addition to internal development pools, to assure selection of the best candidate(s), the Company would recruit externally if that approach would better suit the Company’s strategic needs. The Compensation Committee believes that our succession planning process provides a good structure to assure that the Company will have qualified successors for its executive officers.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Executive Compensation Summary and Key 2010 Highlights

The compensation programs are intended to align the NEOs’ interests with those of the shareholders by rewarding performance that meets or exceeds the goals the Compensation Committee establishes with the objective of increasing shareholder value. In accordance with the pay for performance philosophy, the total compensation received by the NEOs reflects corporate and operational performance measured against annual and long-term performance goals. The NEOs’ total compensation is comprised of a mix of base salary, annual incentive compensation and long-term incentive awards.

The Compensation Committee is responsible for establishing, implementing, and continually monitoring adherence with the compensation philosophy. The Compensation Committee carefully reviews and considers all aspects of the executive compensation programs for fairness, appropriateness, and reasonableness, taking into consideration the Company’s economics and relevant practices of comparable companies.

The Compensation Committee believes that the executive compensation programs are structured in the best manner possible to meet the Company’s business objectives, as well as to support its culture and traditions that have existed for over 121 years. The executive compensation programs have played a material role in focusing our executive team on achieving solid financial results, maintaining system reliability, and delivering outstanding customer service. The compensation structure also serves as a tool to help motivate, retain, and attract a highly experienced, successful executive team to manage the Company.

The Compensation Committee regularly evaluates and calibrates the compensation programs for senior executives to confirm that pay programs relate to the specific strategies and performance drivers of the Company. The Compensation Committee receives regular updates through their advisors, various publications regarding best practices, and benchmark data that help to inform the Compensation Committee when making compensation decisions. In 2010, the Compensation Committee reviewed the Company’s executive pay practices with the full Board. The Compensation Committee asked its independent executive compensation consultant to lead the Board in a discussion and review of current executive pay practices in an independent executive session.

The Compensation Committee closely monitors the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are within the range of market practices. The Compensation Committee continually evaluates the various elements of compensation that encourage the right behaviors and that hold management accountable for results. Below, we summarize our 2010 results, the effect those results had on the compensation of our NEOs and certain other changes the Compensation Committee implemented in 2010.

2010 Summary and Key Highlights

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Executive compensation programs have both short and long-term components. In addition to base pay, the Company provides an incentive structure comprised of an annual cash incentive program, restricted stock unit grants that vest over three years, and performance share awards that are tied to the Company’s total shareholder return over a three-year period relative to a peer group.

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The Company’s 2010 financial results reflected modest growth compared to 2009 despite an unusually warm winter and an ongoing challenging economy. Slower load growth and lower weather-related usage were offset by lower power supply costs, the management of the Company’s operating expenses, and the implementation of rate increases. The table below summarizes our 2010 financial results. Please also refer to “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s Form 10-K for a more detailed description of the 2010 financial results.

	2010	2009	Percentage of Change
Net Income	$230,188	$200,658	14.7%
Earnings per Diluted Share	$1.65	$1.58	4.4%
Annual Total Shareholder Return	8.7%	16.7%	N/A
Three Year Total Shareholder Return	16.4%	-9.6%	N/A

•	Certain components of executive compensation are linked to the Company’s financial performance, and the Company’s 2010 financial results determined the compensation plan outcomes for 2010.

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Earnings per share, for both the regulated and unregulated business operations, represented 60% of the potential short-term incentive award for the 2010 executive officer plan. In addition, the utility operating costs per customer represented another 30% of the potential short-term incentive award.

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Based on its review of the Company’s 2010 performance, the Compensation Committee determined that the Company satisfied, at various levels, all five 2010 short-term incentive metrics. The Compensation Committee determined that the Company exceeded target performance for Utility EPS and O&M cost per customer. The Company also met target performance for Non-Utility EPS. The Company met both customer satisfaction and reliability. As a result, the Compensation Committee authorized payment of bonuses of 99% of base salary for the CEO, and 66% of base salary for all other NEOs.

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For performance awards granted in 2008 for the performance period ending December 31, 2010, the Compensation Committee held a special meeting on January 11, 2011 to review and certify the level of achievement of the performance targets, and settle the awards by the issuance of shares to executive officers. The Company’s total shareholder return was 16.4% during the performance cycle, which placed the Company at the 64th percentile among the S&P 400 Utilities Index. Based on these results, the CEO and the other NEOs, received a total payout based on a number of units that was 115% of the target number of units established at the time the award was granted.

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In 2010, the annual incentive plan was modified by creating one reliability metric called Reliability Index. In an effort to balance reliability between frequency, duration and percentage of customers with three or more outages, three indices used in the past were combined into one index, which combines Customer Average Interruption Duration Index (CAIDI), System Average Interruption Frequency Index (SAIFI) and Customer Experiencing Multiple Interruptions (CEMI3). CEMI[3] is a new metric to the utility industry and measures the percentage of customers that experience more than three sustained outages during the year.

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Using a ten-year cost of debt, the Compensation Committee established a 6.05% Return on Equity (ROE) hurdle for the CEO’s restricted shares for 2010. Dividend equivalents are paid in cash based on the total number of units earned each year provided the performance goal is met. If the Company does not achieve the minimum ROE performance target, no shares or dividend equivalents are earned. For 2010, the ROE hurdle was met; therefore, the CEO received 1/3 of his restricted stock units and also received the cash dividend equivalents, which would have been forfeited if the hurdle had not been achieved.

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In February 2010, the Board adopted a formal recoupment policy applicable to officer incentive compensation awards. The policy authorizes the Board to recover officer incentive payouts if those payouts are based on performance results that are subsequently revised or restated to levels that would have produced lower incentive plan payouts. The recoupment policy is intended to reduce potential risks associated with our incentive plans, and thus better align the long-term interests of our NEOs and shareholders.

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In February 2010, the Board adopted Officer Stock Ownership Guidelines to strengthen the alignment of the financial interests of executives with those of shareholders and provide an additional basis for sharing in the Company’s success or failure as measured by overall shareholder returns. The policy requires officers to own a percentage of shares based on their position and salary and achieve set ownership levels based on a multiple of salary. The policy requires officers to achieve the required ownership level within five years from inception of the program, or from the officer’s employment date or the officer’s promotion date.

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The total compensation program does not provide for guaranteed bonuses and has multiple performance measures. Annual cash incentive components focus on both the actual results and the sustainability and quality of those results. The annual incentive plans for employees and executives contain both economic and qualitative components. Several components of the annual incentive plans are focused on achieving earnings targets and cost efficiencies. The plans also focus on maintaining reliability and customer satisfaction levels.

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Because the Compensation Committee believes the total compensation program provided to executive officers is fair and market competitive, the Company does not provide any additional benefits in the form of perquisites to the CEO or any other officer.

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In November 2010, the “no-hedging” policy in the Company’s insider trading policy was clarified to state that all directors, NEOs, and other officers are prohibited from hedging the economic interest in the Company shares they hold.

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The Compensation Committee believes it is important to provide protection to senior management in the event of a Change of Control. There are no Change of Control agreements that exceed three times base salary and bonus. The Change of Control agreements all have double triggers that provide for a severance payment only upon the occurrence of both a Change of Control and an adverse impact on the NEO’s employment such as a significant diminution in role or responsibilities.

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In November 2010, the Board redefined “annual bonus” for all new Change of Control Agreements by changing the “highest annual bonus” to “target bonus.” This change will align the definition of annual bonus to the market practice based on a review provided by Towers Watson and will be effective for all new Change of Control Agreements entered into on or after November 11, 2010.

•	In November 2009, the Board eliminated the excise tax gross-up benefit for all new Change of Control Agreements entered into on or after November 13, 2009.

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The Company has only two executive employment agreements in place, and they do not contain guarantees for salary increases, non-performance-based bonuses or equity compensation. The Compensation Committee eliminated the use of additional Supplemental Executive Retirement Plan (SERP) service credit as a recruitment tool for all new executive hires. Although this type of pay practice was used in the past as a negotiated recruitment tool, the Compensation Committee recognizes that there have been market changes in supplemental pension plan design and changes in compensation governance views on the use of supplemental pensions over the past few years.

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The Compensation Committee formalized the process to ensure the independence of the executive compensation consultant and other advisors in 2009 and reviewed and affirmed the independence of advisors again in 2010.

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The Compensation Committee, the Chairman and CEO, and the Senior Vice President of Human Resources engage in a talent review process annually to address succession and executive development for the CEO and other key executives positions. The results of the talent review are presented to the Board.

All of these changes are discussed in more detail below.

Compensation Philosophy and Objectives

The Compensation Committee’s goal has been to design a compensation program that focuses the executives on the achievement of the Company’s specific annual, long-term, and strategic goals that align executives’ interests with those of shareholders by rewarding performance that maintains and improves shareholder value. The compensation plans allow executives to receive cash bonuses or shares of common stock when specific measurable goals of each plan are achieved. In allocating compensation among these components, the Compensation Committee believes that the compensation of our senior-most levels of management should be weighted toward performance-based compensation, placing a greater portion of their compensation at risk based on achieving specific goals related to specific items of corporate performance that are likely to produce long-term shareholder and customer value.

The Compensation Committee makes all compensation decisions regarding the CEO and other elected officers, including the level of cash compensation and equity awards. The CEO annually reviews the performance of each executive officer and presents his/her ratings to the Compensation Committee for it to consider with respect to salary adjustments, annual incentive opportunity, and annual equity award amounts. The Compensation Committee reviews the incentive compensation programs to confirm that they are appropriately structured for the Company. The Compensation Committee also reviews both short-term and long-term financial scenarios to ensure the plan design does not encourage executives to take excessive risks but also does not discourage appropriate risks. The Compensation Committee also ensures the plans align to the overall strategic goals of the Company.

Risk Mitigation Overview

The Compensation Committee believes that the compensation policies and practices of the Company do not create risks that are reasonably likely to have a material adverse effect on the Company. In establishing pay practices for the Company’s employees, the goal is to design a compensation structure that does not encourage inappropriate risk-taking by employees or executive officers. Therefore, enterprise risk management is integral to the overall compensation philosophy. The following features of the compensation structure reflect this approach:

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Each component of the short and long-term plans is either fixed or capped with respect to the payout opportunity; taking excessive risk to benefit one component at the expense of the other components does not result in an unlimited payout.

•	The design of the annual cash incentive plan creates a balanced focus on financial results and system sustainability over time which helps to mitigate risky decision-making practices.

•	The total compensation program does not provide for guaranteed bonuses and has multiple performance measures.

•	The Company only has executive employment agreements in place with two of the NEOs, and they do not contain guarantees for salary increases, non-performance-based bonuses or equity compensation.

Setting Executive Compensation

The Compensation Committee believes that an effective total compensation plan should be structured to focus executives on the achievement of specific business goals set by the Company and to reward executives for achieving those goals. The Compensation Committee spends considerable time weighing various design options to ensure that top management’s compensation is primarily performance-based, fair, and reasonable and does not encourage key decision makers to take excessive risks.

The Compensation Committee continues to review best practices and maintain appropriate alignment between pay and performance, with emphasis on long-term shareholder value. This principle applies generally to our executive pay practices. The Compensation Committee takes into consideration external factors, such as the executive labor market, in order to create a program that is designed to attract, retain, and appropriately motivate the key employees of the Company who drive shareholder value creation over the long term. The Compensation Committee also has a clear goal to ensure the overall program has a direct link between pay and performance and the right mix between fixed and variable pay. That mix includes:

•	base salary;

•	short-term performance-based cash incentive compensation;

•	long-term equity incentive compensation including:

•	Performance-based Equity Awards;

•	Restricted Stock Units; and

•	retirement and other benefits.

The Compensation Committee has established key compensation principles to guide the design and ongoing administration of the Company’s overall compensation program.

According to these principles, the Company’s compensation plans are intended to:

•	Clearly identify the specific measures of Company performance that are likely to create long-term value;

•	Structure incentive pay programs to reward specified levels of performance on measures designed to help the Company achieve:

•	Shareholder value targets;

•	Earnings per share targets;

•	Relative stock performance levels compared to peers;

•	Customer service targets;

•	Operational targets;

•	Promote a safety culture;

•	Align elements of the incentive plans among all Company employees and executives;

•	Maintain total compensation at market competitive levels; and

•	Provide a range of payout opportunities based on the level of achievement of performance goals.

Competitive Analysis

When determining the types and amounts of compensation to be paid to the NEOs and other executives, the Compensation Committee considers it important to provide an overall plan that reflects compensation paid to similarly situated executives of peer companies to maintain a competitive position within the energy/utility industry and to ensure the Company retains—and attracts when necessary—quality employees in key positions to lead the Company. To achieve this objective, the Compensation Committee works with Towers Watson to conduct an annual competitive review of its total compensation program for the CEO and other NEOs and the Compensation Committee establishes levels of base salaries, short-term annual incentives, and long-term incentives that are generally targeted to be near the median of the amounts paid by a peer group, based on competitive data gathered by Towers Watson. However, the Compensation Committee exercises its discretion to set any one or more of the components at levels higher or lower than the median depending on an individual’s role, responsibilities, and performance within the Company. The Compensation Committee believes this target positioning is effective to attract and retain our executives.

The Compensation Committee annually compares each element of total direct compensation, which includes base salary, annual cash incentives, and the value of long-term incentive grants, against a specific peer group of publicly-traded companies within the energy/utility industry. The companies in the peer group generally recruit individuals who are similar in skills and background to those the Company recruits to fill senior management positions, and are the companies with which Avista competes for executives and for shareholder investment.

Peer Group Companies

In 2010, the Compensation Committee asked Towers Watson to use its Energy Services Executive Compensation database to perform a study of the compensation structure of comparable diversified energy companies with revenues between $1 billion and $3 billion to assure the data presented to the Compensation Committee reflected the Company’s general size and scope within the market.

The companies comprising the Compensation Peer Group are:

AGL Resources, Inc.	Northwest Natural Gas Company
Areva NP	NorthWestern Energy
Black Hills Corp.	Oglethorpe Power
Cleco Corp.	Otter Tail Corp.
CPS Energy	Portland General Electric Company
DPL Inc.	Regency Energy Partners, LP
Energen Corp.	Salt River Project
Hawaiian Electric Industries, Inc.	UniSource Energy Corporation
Lower Colorado River Authority	Westar Energy, Inc.

Other Comparative Data

The Compensation Committee also considers other relevant data to help in its decision making process. They review proxy data on the top five highest paid officers for the companies included in the S&P’s 400 Utilities Index, which is the same group that is used to measure relative performance in the Long-Term Incentive Plan (LTIP) (as discussed on page 30). That review includes an evaluation of base salary, annual incentive opportunities, and long-term incentives.

The companies comprising the S&P 400 Utilities Index are:

AGL Resources, Inc.	MDU Resources Group, Inc.
Alliant Energy Corp.	National Fuel Gas Co.
Aqua America, Inc.	NSTAR
Atmos Energy Corp.	NV Energy, Inc.
Black Hills Corp.	OGE Energy Corp.
Cleco Corp.	ONEOK, Inc.
DPL, Inc.	PNM Resources, Inc.
Dynegy, Inc.	UGI Corp.
Energen Corp.	Vectren Corp.
Great Plains Energy, Inc.	Westar Energy, Inc.
Hawaiian Electric Industries, Inc.	WGL Holdings, Inc.
IDACORP, Inc.

The Compensation Committee also reviews compensation data from other regional peers in an effort to obtain as much intelligence on trends within the region, as well as looking at the overall energy industry. The Compensation Committee uses all of these sources of data to help them make informed decisions about market compensation practices.

Periodically, the Compensation Committee also receives information regarding the competitive levels of health and retirement benefits. The Compensation Committee uses Towers Watson to benchmark these benefit programs offered to employees in similarly situated peer companies within the energy/utility industry.

Performance Management

The Company’s practice is to reward the achievement of specific performance goals as established in the annual executive short-term incentive plan. All executives receive annual performance reviews by their direct manager and the Compensation Committee reviews the performance ratings of each NEO. At the beginning of each calendar year, the CEO creates specific performance targets and goals based on strategic goals set by the Company. The Compensation Committee reviews and approves the CEO’s goals at its annual February Committee meeting and presents the goals to the full Board for their information and review. The Compensation Committee reviews the CEO’s performance targets quarterly. At the end of the year, the Compensation Committee reviews the CEO’s year-end results as part of its overall CEO annual performance review process.

The CEO’s key performance goals for 2010 generally related to strategic planning, financial performance, safety targets, diversified energy resource management, regulatory and legislative matters, succession planning, governance, and customer value delivery. The Compensation Committee also reviews the results of the Company’s 360-degree survey for each NEO. This is a standardized performance survey conducted every other year that includes feedback from peers within the Company, direct reports, and the direct manager on multiple leadership performance categories. In addition, the Compensation Committee annually reviews the performance ratings of all NEO’s and other executives.

Recoupment Policy

The Compensation Committee believes that if the Company is required to prepare an accounting restatement as a result of misconduct or a material error, then incentive payouts based on the original results should be revised.

Therefore, in February 2010, the Board adopted a formal recoupment policy applicable to incentive compensation awards. The policy authorizes the Board to recover incentive payouts if those payouts are based on performance results that are subsequently revised or restated to levels that would have produced payouts lower than the original incentive plan payouts. If misconduct or material error results in a restatement of financial results, the Compensation Committee may recommend that the Board either require forfeiture of incentive awards or seek to recover appropriate portions of the executive officer’s compensation for the relevant period, in addition to other disciplinary actions that might be appropriate based on the circumstances. The Board, in its discretion, would determine when the need for a clawback is triggered, to whom the clawback would apply and the mechanism for recouping incentive payments.

Allocation Among Compensation Components

The mix of base salary, short-term cash incentive, and equity compensation varies depending on the level of the position held by the executive. The following chart shows the general targets, stated as a percentage of total compensation that the Compensation Committee uses for allocating compensation:

Name	Base Salary	Annual Cash Incentive	Long-Term Equity Award
CEO	28%	26%	46%
All Other NEOs	40%	24%	36%
All Other Non-NEOs	53%	21%	26%

In allocating compensation among these components, the Compensation Committee believes that the compensation of our senior-most levels of management—the levels of management having the greatest ability to influence the Company’s performance—should be weighted toward performance-based goals, putting a greater portion of their compensation at risk based on achieving specific goals, while levels below senior management should receive a greater portion of their total compensation in base salary that is not at risk. This approach is also consistent with practices of the Compensation Peer Group.

Base Salary

Based on the methodology listed below, the CEO and the NEOs are provided with an annual base salary to compensate them for services rendered during the year. Base salary ranges for executive officers are determined according to position and responsibility by using the market data provided by Towers Watson (both survey and proxy data).

The Compensation Committee reviews the base salary of all executive officers at least annually. The factors that influence the Compensation Committee’s decisions regarding base salary include: levels of pay among executives in the utility and diversified energy industry, level of responsibilities and job complexity, experience and breadth of knowledge. In setting the annual base salary for the CEO and the NEOs, the Compensation Committee considers the market data provided by Towers Watson to set salary levels based on benchmark data for each NEO. The Compensation Committee also takes into account that each NEO has responsibilities that include both electric and natural gas utility operations, as well as subsidiary operations. In addition, the Compensation Committee recognizes that the Company operates in several states, thereby requiring quality relationships and interaction with multiple regulatory agencies.

2010 Base Salaries

In addition to considering the factors noted above, the Compensation Committee also reviews performance results for the year to determine how the CEO performed against specific metrics and operational goals established at the beginning of the year. Upon reviewing the metric goals, the Compensation Committee agreed that the CEO had met the established metrics. The Compensation Committee also reviewed all NEOs performance rating to assure they received a “fully meets” or higher rating. The Compensation Committee noted that for 2009 they had agreed to hold all NEOs salaries at the 2008 level. Because no increases were given in 2009, the current market data showed that several NEOs other than the CEO were below market levels of base salary. The Compensation Committee agreed to make adjustments for all NEOs other than the CEO. The average pay adjustment for all NEOs other than the CEO was 3.2%, ranging from 2.9% to 3.4%. Mr. Morris did not receive a salary increase in 2010 since his salary was in line with the market data.

Performance-Based Annual Cash Incentive

The 2010 Executive Incentive Compensation Plan was designed to align the interests of senior management with both shareholder and customer interests to achieve overall positive financial performance for the Company. At its November meeting each year, the Compensation Committee considers whether an annual incentive plan should be established for the succeeding year. The Compensation Committee, in partnership with management, sets clear annual performance objectives for all executives, and measures annual performance against those objectives as stated in the plan. Over the last seven years since the Compensation Committee began using this approach, annual cash incentive payments have averaged 76% of the target amount and ranging from a low of 15% of target to a high of 114% of target. Individual annual cash incentive awards are set as a percentage of base salary. As described more fully below, the actual amounts paid could increase (up to 145% of target) or decrease (as low as 0% of target) depending on the Company’s actual performance.

2010 Annual Cash Incentive Target Award Opportunity

The Compensation Committee annually compares annual cash incentive opportunity levels against the Compensation Peer Group. For 2010, based on the information provided by Towers Watson, the Compensation Committee decided that the CEO would have a target annual cash incentive award opportunity equal to 90% of base salary, and that the remaining NEOs would have a target annual cash incentive award opportunity equal to 60% of base salary.

Annual Cash Incentive Plan Design

In February 2010, the Compensation Committee approved a modified plan design for the executive performance-based annual cash incentive plan for 2010. The intent of the 2010 Plan was to more closely align the interests of the officers with the interests of the shareholders and customers. These goals are reflected in the 2010 Plan by having 60% of the total incentive payout tied to earnings-per-share (EPS) targets. Of that 60%, utility EPS accounts for 50% and non-utility EPS accounts for the remaining 10%. As part of their decision-making process, the Committee reviewed information that compared the results of the short-term incentive design and the long-term performance share plan with actual shareholder earnings and other components of shareholder return over the past several years. In addition to the EPS targets, the remaining 40% of the annual incentive opportunity is based on utility operation components of Cost Per Customer, Customer Satisfaction, and a new reliability metric that align with customer interests. It was noted that the new metric combines three reliability measurements into one index. The metric balances the focus of reliability between frequency, duration and percentage of customers experiencing three or more outages. These additional operational components balance the Plan in order to align the interests of senior management with shareholders and customers and achieve overall positive financial performance for the Company. Each metric is independent, which allows the Plan to pay a portion of the award to the CEO or NEOs upon the attainment of one goal even if the other goals are not met.

Incentive Components—The incentive components for the executive annual cash incentive plan are based on factors that are essential for the long-term success of the Company, and, with the exception of the earnings per share goals, are identical to performance goals used in the Company’s annual incentive plan for non-executive employees. The Compensation Committee believes that having similar metrics for both the executive plan and the non-executive plan encourages employees at all levels of the Company to focus on common objectives.

For 2010, there were two groups of components for the executive annual cash incentive plan—two earnings components and three utility operations components. Those components were:

Earnings Components:

Utility Earnings Per Share (EPS)—Fifty percent of the overall award will depend on attaining EPS goals for the utility operations. The actual amount paid, related to the Utility EPS target, could increase (up to 150% of the utility EPS target award) or decrease (as low as 0% of the Utility EPS target award) depending on the Company’s actual performance.

Non-Utility Earnings Per Share (EPS)—Ten percent of the overall award will depend on attaining EPS goals for the non-utility operations. The actual amount paid, related to the non-utility EPS target, could increase (up to 150% of the Non-utility EPS target award) or decrease (as low as 0% of the Non-utility EPS target award) depending on the Company’s actual performance.

Utility Operations Components:

Cost Per Customer—The Operating and Maintenance (O&M) cost is a measure that is directly related to maintaining reliable, cost-effective service levels to run the Company’s business efficiently. Thirty percent of the overall award will depend on attaining an O&M cost goal. The actual amount paid, related to the O&M target, could increase (up to 150% of the O&M cost target award) or decrease (as low as 0% of the O&M cost target award) depending on the Company’s actual performance.

Customer Satisfaction Rating—This rating is derived from a Voice of the Customer survey, which is conducted each quarter by an independent agency. This survey is used to track satisfaction levels of customers that have had recent contact with our call center or service center. Six percent of the overall award will depend on attaining a minimum Customer Satisfaction Rating. The actual amount paid, related to the customer satisfaction rating, will be 100% if the rating is met or 0% if the rating is not met. This is a “meet or don’t meet” metric.

Reliability Index (RI)—This measure is derived from combining three indices that track average restoration time for sustained outages, average number of sustained outages per customer, and percent of customers experiencing more than three sustained outages during the year. The industry names for the indices are Customer Average Interruption Duration Index (CAIDI), System Average Interruption Frequency Index (SAIFI) and Customer Experiencing Multiple Interruptions (CEMI3). Four percent of the overall award will depend on attaining a minimum level of reliability. The actual amount paid, related to the reliability index, will be 100% if the metric is met or 0% if it is not met. This is a “meet or don’t meet” metric.

For the first three components, payments are interpolated on a straight-line basis for results between the threshold level and the maximum level.

Setting the Earnings and Utility Operations Incentive Goals—The 2010 cash incentive plan was designed to focus each executive on the Company’s strategic financial goals. Continuing to gain financial strength, increasing shareholder value, and maintaining reliable cost-effective service levels to run the business efficiently are all key considerations for the Compensation Committee when setting the goals.

To determine the Utility and Non-Utility EPS goals for the plan, the Compensation Committee, in conjunction with the Finance Committee and management, considers and incorporates the EPS target range contained in the Company’s original publicly disclosed earnings guidance for 2010 ($1.45 to $1.60 Utility EPS and $0.10 to $0.15 Non-Utility EPS) and reviews this in light of the budgeted EPS numbers ($1.57 Utility and $0.09 Non-Utility). For 2010, it set threshold, target, and exceeds levels based upon a range as shown in the table below. The earnings targets for 2010 are referred to above in the limited context of the Company’s compensation programs for 2010 and should not be understood to be statements of management’s expectations or estimates of results of operations or compensation targets for 2011 or any other year.

The O&M Cost Per Customer measure reflects operating efficiency and customer growth. The 2010 cash incentive plan places an emphasis on aggregate utility costs per customer targets to encourage Company-wide teamwork and consistent results. To determine the target, the Company uses sharing bands where cost reductions are shared between the employee and the company and then we divide the resulting O&M level by a customer growth target. Using this method, the Company calculates the necessary savings and resulting cost per customer to achieve a 10%, 100% and 150% payout for this portion of the plan.

The customer satisfaction rating measures the customer’s overall satisfaction with the service they received during a recent contact with the service center or call center. This measure is widely used in the industry for external reporting. The Company uses a combination of the satisfied and very satisfied ratings, rather than use the standard satisfied rating that is typically used. The target was set at 90%, which is based on the current industry and economic environment.

In an effort to balance the Company’s focus of reliability between frequency, duration and percentage of customers with three or more outages, three indices were combined into one metric called a Reliability Index. This index combines SAIFI, CAIDI and CEMI3. CEMI3 is a new metric to the utility industry and measures the percentage of customers that experience more than three sustained outages during the year. The Company chose this level of outages over others because industry data received from JD Power’s customer service surveys indicate that customers are more apt to be dissatisfied after three outages. To determine our target for the Reliability Index, a separate target was set for each metric (CAIDI – 2 hours and 3 minutes restoration time, SAIFI – 1.42 outages per customer, and CEMI3 – 13.2% of customers experiencing more than 3 sustained outages), they were weighed equally and then combined into one metric. The target was set at 1.00, a reasonable stretch based on past experience.

The 2010 goals and the performance threshold and relative weight given to each component were:

Incentive Components	Percentage of Cash Incentive	Threshold (50%)		Target (100%)	Exceeds (150%)
Utility Earnings Per Share	50%	$1.45		$ 1.57	$1.65
Non-Utility Earnings Per Share	10%	$0.07		$ 0.09	$0.12
Cost Per Customer	30%	$345.99	[1]	$335.69	$330.80
Customer Satisfaction Rating (Satisfied/Very Satisfied)	6%	N/A		Not less than 90%	N/A
Reliability Index (combined CAIDI, SAIFI, & CEMI[3]	4%	N/A		Not less than 1.00	N/A

[1]Threshold	payout level starts at 10% rather than 50%

2010 Results for the Annual Cash Incentive Plan

Upon completion of the year, the Compensation Committee assesses the performance of the Company against each objective of the Plan, comparing the actual year-end results to the pre-determined threshold, target, and exceeds levels for each objective, and an overall percentage amount for meeting the objectives is calculated and audited. The results are also reviewed, verified and audited by the Finance Committee.

Based on this review, at its February 2011 meeting the Compensation Committee determined that the Company satisfied, at various levels, all five metrics. The Compensation Committee determined that the Company exceeded target performance for Utility EPS and O&M Cost Per Customer. The Company also met target performance for Non-Utility EPS. The Company met both customer satisfaction and reliability. As a result, and at the same meeting, the Compensation Committee authorized payment of bonuses equal to 110% of the target level, which resulted in payments of 99% of base salary for the CEO, and 66% of base salary for all other NEOs.

Long-Term Equity Compensation

The Compensation Committee believes that equity compensation is the most effective means of creating a long- term link between shareholder returns and the compensation provided to officers and other key management. This program encourages participants to focus on long-term Company performance and provides an opportunity for executive officers and designated key employees to increase their ownership in the Company through grants of Company stock that can be earned based on performance over a three-year cycle. Through the use of long-term performance awards and restricted stock units, the Company is able to compensate executives for sustained increases in the Company’s stock performance, as well as long-term growth relative to its peer group for the relevant cycle.

The Company’s current Long-Term Incentive Plan (LTIP) authorizes various types of equity awards. As with all the components of executive compensation, the Compensation Committee determines all material aspects of the long-term incentive awards—who receives an award, the amount of the award, the timing of the award, as well as any other aspect of the award it may deem material, such as the impact on the award if employment is terminated for any reason other than retirement, disability or death, and whether the awards are transferable to beneficiaries. The Compensation Committee reviews and approves any grants at their regularly scheduled quarterly meeting each February based upon various factors, including analysis and recommendations from Towers Watson. Board and Compensation Committee meetings, including meetings at which the Compensation Committee grants equity awards to executive officers, are generally scheduled at least a year in advance, and are scheduled without regard to the timing of earnings releases or other major announcements by the Company.

For 2010, long-term equity awards maintained the same target value as in recent years, with 25% of the total value of the award delivered through restricted stock units and the remaining 75% through performance-based equity awards. When making decisions for individual executives regarding long-term incentives, the Compensation Committee considers many factors. In addition to competitive market data, the Compensation Committee considers the amount of equity incentives currently outstanding and the number of shares available for future grants under the LTIP. As with the Company’s annual cash incentive plan, award opportunities are higher for those executives who have the greatest ability to directly influence overall Company performance.

In 2011, the long-term incentive performance award plan was revised to increase the maximum opportunity from 150% for performance at or above the 85th percentile to a 200% opportunity for performance at the 100th percentile. The Compensation Committee increased the maximum opportunity to align with current competitive practices within the peer group based on the market data provided by Towers Watson and to align with competitive practice of those utilities within the S&P 400 Utilities Index.

Stock Ownership Guidelines

In February 2010, the Board implemented a stock ownership policy for officers of the Company. The policy requires officers to own a percentage of shares based on their position and salary and achieve set ownership levels based on a multiple of salary. The exact multiple depends on the officer’s position and salary. The policy requires officers to achieve the required ownership level within five years from the inception of the program, or from the officer’s employment date or the officer’s promotion.

The objectives of having a policy are to:

•	Strengthen alignment of the financial interests of executives with those of shareholders;

•	Enhance executive long-term perspective and focus on shareholder value growth;

•	Reinforce “pay at risk” philosophy and provide an additional basis for sharing in Company success or failure as reflected in shareholder returns; and

•	Align Company practice with corporate governance best practices.

Amount	Stock That Counts Toward Ownership Requirement	Retention Requirements

• CEO—5 times salary • Senior Vice Presidents—2.5 times salary • Vice Presidents—1 times salary	• Direct holdings and family holdings • Shares held in 401(k) • Shares held in the Executive Deferred Compensation Account • Unvested Restricted Stock Units	Officers must retain 50% of the net shares received upon restricted stock release or issuance of performance shares earned until the ownership level is achieved.

Annually in February, the Compensation Committee reviews the ownership requirements to actuals to assure adherence to the guidelines. The Compensation Committee conducted its annual review to assess that each officer was at or moving towards the required ownership level for their position. It was noted that several officers had not met the required ownership level. After review, the Compensation Committee noted that the officers who were below the required ownership level were appropriately working their way to the required level based on the requirements of the guidelines.

Performance-Based Equity Awards

The vesting of performance-based equity awards is contingent on Company performance, and no portion of the performance-based equity awards will vest unless the Company achieves at least the threshold level of performance. The performance awards are designed to provide a direct link to the long-term interests of shareholders by assuring that shares will be paid only if the Company attains a specified level of performance relative to our peers over a three-year period. The peer group for performance purposes consists of all companies comprising the S&P 400 Utilities Index as of January 1 at the beginning of the performance cycle. Throughout the course of the three-year performance cycle companies are added or dropped from the index. At the end of the cycle, new companies that were added to the index are included in the rankings as if they had been in the ranking from the beginning, provided there is sufficient trading history to include them in the final calculation. When a company is dropped from the index, everything related to the company is excluded as if it were never on the index. The amount of the payment with respect to any award is determined at the end of the three-year performance cycle based on the Company’s percentile ranking compared to the S&P 400 Utilities Index, and is payable at the Compensation Committee’s option in either cash or Company common stock, or both. If employment terminates for any reason other than for retirement, death or disability during a performance cycle, all performance-based awards are forfeited. If employment terminates due to retirement, death or disability, the payment amount is still determined at the end of the three-year performance cycle and prorated based on the number of months of active service during the cycle.

Effective February 3, 2011, dividend equivalents on both performance awards and restricted stock awards that are subject to performance-based vesting and/or time-based vesting will be accumulated and paid to the participant at the time that the awards vest and are paid. If the award is forfeited, then the accumulated dividends would also be forfeited.

Range of Performance Award Opportunity

The number of shares of Company common stock actually delivered to executive officers at the end of the three-year cycle can range from 0% to 150% of the target number of shares awarded. Dividend equivalents are paid in cash based on the number of shares actually delivered at the end of the three-year cycle. If the relative shareholder return is below the 45th percentile of the peer group, participants will not receive any shares at the end of the performance period, and will not receive any cash dividend equivalents. If the Company’s total shareholder return (stock price appreciation plus reinvested dividends) is at least at the 45th percentile of the S&P 400 Utilities Index over the performance period, a threshold payout of 50% of the target number of units will be allocated to each individual plus cash dividend equivalents relative to the number of units awarded. To receive 100% of the award, the Company must perform at the 55th percentile among the S&P 400 Utilities Index. NEOs can earn up to 150% of the target number of units if the Company performs above the 85th percentile. Awards are interpolated on a straight-line basis for performance results between threshold and target and between target and maximum. For example: if the Company’s total shareholder return ranking is in the 68th percentile, the payout would be 122% of target.

The following graph represents the relationship between the Company’s relative three-year total shareholder return and the award opportunity:

2010 Performance Award Settlement

Every year, the Compensation Committee meets to certify the extent to which the Company has attained the performance goals and to authorize the settlement of performance share awards. For performance awards granted in 2008 for the performance period ending December 31, 2010, the Compensation Committee held a special meeting on January 11, 2011 to review, certify, and settle the issuance of shares to executive officers. The Company’s total shareholder return was 16.4% during the performance cycle, which placed the Company at the 64th percentile among the S&P 400 Utilities Index. Based on these results, the CEO and the other NEOs, received 115% of the target number of units of Company common stock associated with the performance award granted in 2008.

With respect to performance awards, the Company accrues quarterly dividends on the target number of units, only to the extent performance shares are earned. The LTIP clearly states that no dividends or dividend equivalents will be paid on unvested performance awards during the performance cycle. Dividend equivalents are earned and paid only if the performance grant is approved for payout based on achieving the goals defined in the plan. Therefore, dividend equivalents were paid out in cash to the CEO and the other NEOs on performance awards covered by the 2008 grant.

Restricted Stock Units

The Company awards restricted stock units to provide an incentive to reward retention and growth in the value of our Company common stock. For all NEOs and other executive officers other than the CEO, the vesting of restricted stock units is time-based, and the units vest in three equal annual increments, provided the executive remains employed by the Company on the last day of each year of the three-year period. During the vesting period, the Company pays quarterly cash dividend equivalents on the outstanding restricted stock units. If the employment of an executive officer terminates for reasons other than retirement, disability or death, all unvested units are forfeited, while already paid cash dividend equivalents are retained.

For the CEO, the restricted stock units vest in three equal annual increments,, provided the CEO remains employed by the Company on the last day of each year of the three-year period. Vesting is also based on the attainment of performance targets so that the compensation will qualify as performance-based compensation and be tax-deductible by the Company. In order for any portion of the CEO’s restricted stock units to vest, the Company’s return on equity (ROE) must exceed a hurdle rate equal to the Company’s average cost of debt over the ten years preceding the date on which the award is granted. (Ten years is used because it is close to the average maturity on the Company’s debt portfolio.) The hurdle rate for each award is set at the time the award is granted. ROE was selected as a performance measure because it measures the efficient use of equity capital.

Using a ten-year cost of debt, the Compensation Committee determined that a 6.05% ROE hurdle was appropriate for 2010. Dividend equivalents are paid in cash based on the total number of units earned each year provided the performance goal is met. Therefore, if the Company does not achieve the minimum ROE performance target, no shares or dividend equivalents are earned. For 2010, the ROE hurdle was met; therefore, the CEO received 1/3 of his restricted stock units and cash dividend equivalents.

Perquisites

Because the Compensation Committee believes the total compensation program provided to executive officers is fair and market competitive, the Company does not provide any additional benefits in the form of perquisites to the CEO or any other officer.

Other Benefits

All regular employees, including the NEOs, are eligible for the Company’s qualified defined benefit plan, the Company’s 401(k) plan (which includes Company matching contributions contained in Code Sections 402(g) and 401(a)(17)), health and dental coverage, Company-paid term life insurance, disability insurance, paid time off, and paid holidays.

These plans are designed to be competitive with overall market practices and are in place to attract and retain the talent needed in the business. In addition, selected officers may be eligible to participate in the supplemental retirement plan and deferred compensation plan, and to receive other benefits as described below.

Supplemental Executive Retirement Plan (SERP)

The Company’s retirement plan for all employees provides a traditional retirement benefit based on employees’ compensation and years of credited service. Earnings credited for retirement purposes represent the final average annual base salary of the employee for the highest 36 consecutive months during the last 120 months of service with the Company.

In addition to the Company’s retirement plan for all employees, the Company provides additional pension benefits through the SERP to executive officers of the Company who have attained the age of 55 and a minimum of 15 years of credited service with the Company. The SERP is a non-qualified supplemental pension plan that provides for the payment out of general assets to certain highly-compensated individuals of benefits calculated under the applicable tax-qualified plan benefit formula to the extent those benefits exceed the limits established by Code Sections 415 and 401(a)(17). For purposes of the SERP, base salary for the executive officers is the amount under “Salary” in the Summary Compensation Table, which is the total base salary before taking into account any deferrals. The SERP and the traditional retirement plan provide benefits to executive officers who retire at age 62 or older. Details of the plan benefits and the amounts accrued by each NEO are found in the Pension Benefits section on page 41.

The Compensation Committee believes that the pension plans and the SERP are an important part of the NEOs compensation. These plans are market competitive within the energy/utility industry and serve a critically important role in the retention of senior executives. As the benefits thereunder increase for each year that these executives remain employed, the plans thereby encourage our most senior executives to remain employed and continue their work on behalf of the shareholders.

The Compensation Committee approved grants of additional years of SERP service credit to two NEOs in an effort to recruit them to join the Company and move to Spokane, Washington. The Committee felt that the grant of additional service was necessary because it helped to recruit the executive to join the Company and acted as a retention tool upon their employment. Although this type of pay practice was used in the past as a negotiated recruitment tool, the Compensation Committee recognizes that there have been market changes in supplemental pension plan design and changes in compensation governance views on the use of supplemental pensions over the past few years. Therefore, the Compensation Committee has decided that in future agreements the Company will not grant additional SERP service credits as a recruitment incentive.

Effective February 4, 2011, the Company adopted a new SERP and a new Executive Deferral Plan for eligible employees who first become hired or appointed as executive officers of the Company after February 3, 2011. The new SERP will be a restoration plan.

Deferred Compensation

The Company also maintains an Executive Deferred Compensation Plan. All officers can voluntarily participate in this plan on the same terms and conditions as all other eligible employees who reach a set compensation level.

The Executive Deferred Compensation plan provides the opportunity to defer up to 75% of base salary and up to 100% of cash bonuses for payment at a future date. This plan is competitive in the market, and provides eligible employees and executives with a tax-efficient savings method. The earnings accrued for deferred compensation are determined by actual earnings of designated mutual funds and Company common stock and are not above-market returns. Deferrals under the Executive Deferred Compensation Plan made after December 31, 2004, are subject to the provisions of Code Section 409A. Contributions for 2010 and year-end account balances can be found in the Non-Qualified Deferred Compensation table on page 42.

Company Self-Funded Death Benefit Plan

In order to provide death benefits to beneficiaries of executive officers who die during their term of office, the Company maintains an executive death benefit plan that will provide an executive officer’s designated beneficiary with a lump sum payment, equal to twice the executive officer’s final annual base salary, payable within thirty days of the executive’s death. Prior to January 1, 2008, the plan continued to provide the benefit to executives after retirement. Effective January 1, 2008, the post-employment benefit was eliminated for any individual who first becomes an executive officer after that date. Individuals who were executive officers prior to January 1, 2008 continue to be eligible for the post-retirement death benefit. For officers eligible for the post-retirement death benefit, in the event of their death after retirement, pursuant to the Company’s qualified retirement plan, their designated beneficiary will receive a lump sum equal to twice the retired executive officer’s total annual pension benefit. Amounts payable to the beneficiary of either group are paid from the general assets of the Company. The present value of this benefit for each NEO can be found in the Potential Payment upon Termination or Change of Control Tables starting on page 42.

Supplemental Executive Disability Plan

The Supplemental Executive Disability Plan provides benefits to executive officers of the Company who become disabled. The plan provides a benefit equal to 60% of the executive officer’s base annual salary at the date of disability reduced by the aggregate amount, if any, of disability benefits provided for under the Company’s Long-Term Disability Plan for employees, workers’ compensation benefits, and any benefit payable under provisions of the Federal Social Security Act. Benefits will be payable until the earlier of the executive officer’s date of retirement or age 65. The present value of this benefit for each NEO can be found in the Potential Payment upon Termination or Change of Control Tables.

Severance Benefits

In 2010, none of the executive officers had severance benefits.

Change of Control Agreements

The Compensation Committee believes it is important to provide protection to senior management in the event of a Change of Control. Further, the Compensation Committee believes that the interests of shareholders will be best served if the interests of our senior management are aligned with them, and that providing Change of Control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential Change of Control transactions that may be in the best interests of the shareholders. There are no Change of Control agreements that exceed three times base salary and bonus. The Change of Control agreements all have double triggers that provide for a severance payment only upon the occurrence of both a Change of Control and an adverse impact on the NEOs’ employment such as a significant diminution in role or responsibilities.

Additional information regarding the Change of Control agreements including definitions of key terms and a quantification of benefits that would have been received by the NEOs had termination occurred on December 31, 2010 due to a Change of Control, is found in the Potential Payment Upon Termination or Change of Control tables on page 42.

Elimination of Excise Tax Gross-Up Provision in Change of Control Agreements

In November 2009, the Board decided to eliminate the excise tax gross-up benefit for all new Change of Control agreements entered into on or after November 13, 2009.

Redefine “annual bonus” in Severance Provision in Change of Control Agreements

In November 2010, the Board decided to change the “highest annual bonus” to “target bonus” for all new Change of Control agreements entered into on or after November 11, 2010. This change was based on market data that showed that a majority of Fortune 500 companies use a target bonus definition to establish this component of the severance payment. Target bonus has become the most common approach as it provides the most neutral basis for calculation and eliminates variations in amounts due to changes in position level or performance.

Code Section 162(m)

Code Section 162(m) imposes a $1 million limit on the amount of compensation paid to a CEO and certain other highly compensated executive officers that a public company may deduct each year as an expense for federal income tax purposes. This limitation does not apply to compensation that qualifies as “performance-based” compensation, which is compensation paid when an individual’s performance meets pre-established objective goals based on performance criteria approved by the Company’s shareholders. When consistent with the Company’s compensation philosophy and objectives, the Compensation Committee intends to structure our compensation plans so that all compensation expense is deductible for tax purposes.

Pre-Set Diversification Plans

The Company and the Compensation Committee have authorized the Company’s executive officers to enter into pre-set diversification plans established according to Rule 10b5-1 under the Exchange Act with an independent broker-dealer. These plans include specific instructions for the broker to exercise options or sell stock on behalf of the officer if the Company’s stock price reaches a specified level or certain events occur. The officer no longer has control over the decision to exercise or sell the securities subject to the plan. The purpose of such plans is to enable executive officers to recognize the value of their compensation in Company stock during periods in which the officer would be unable to buy or sell Company stock because important information about the Company had not yet been publicly released. Currently, none of the Company’s executive officers has such a plan.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.

Members of the Compensation & Organization Committee of the Board

John Taylor—Chair	Rebecca Klein	Michael Noël	John Kelly

Compensation Committee Interlocks and Insider Participation

There are no “Compensation Committee interlocks” or “insider participation” relationships which SEC regulations or NYSE listing standards would require to be disclosed in this proxy statement.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table—2010(1)

Name and Principal Position	Year	Salary(2)		Stock Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension and Non-Qualified Deferred Compensation Earnings ($)(5)		All Other Comp. ($)(6)(7)		Total Compensation ($)
S. L. Morris Chairman of the Board, President & Chief Executive Officer	2010 2009 2008	$ $ $	630,001 630,001 626,308	$ $ $	1,033,920 1,112,983 1,084,361	$ $ $	627,669 582,026 404,597	$ $ $	906,969 691,983 559,753	$ $ $	47,408 11,025 10,350	$ $ $	3,245,967 3,028,018 2,685,369
M. T. Thies Sr. Vice President & Chief Financial Officer	2010 2009 2008	$ $ $	323,077 314,998 72,692	$ $ $	252,630 271,763 250,928	$ $ $	215,865 194,009 33,716	$ $ $	52,163 43,163 0	$ $ $	11,025 7,301 9,310	$ $ $	854,760 831,234 366,646
D. P. Vermillion (8) Sr. Vice President & Environmental Compliance Officer	2010 2009	$ $	298,078 289,230	$ $	252,630 157,000	$ $	199,260 148,843	$ $	233,354 126,256	$ $	13,015 12,600	$ $	996,337 733,929
M. M. Durkin Sr. Vice President, General Counsel & Chief Compliance Officer	2010 2009 2008	$ $ $	281,463 274,999 273,075	$ $ $	252,630 271,763 274,892	$ $ $	187,969 169,373 117,740	$ $ $	97,364 63,930 52,264	$ $ $	11,025 11,025 10,350	$ $ $	830,451 791,090 728,321
K. S. Feltes Sr. Vice President & Corporate Secretary	2010 2009 2008	$ $ $	246,461 240,001 238,077	$ $ $	288,270 271,763 264,907	$ $ $	164,722 147,816 102,755	$ $ $	153,540 88,402 80,070	$ $ $	11,025 11,025 10,350	$ $ $	864,018 759,007 696,159

(1)	This table summarizes the compensation paid to, granted to, or earned by each of our NEOs for each of the last three fiscal years, except for Mr. Vermillion, who became an NEO for the first time in 2009.
(2)	Amounts earned in the applicable year; includes regular pay, paid time-off and holiday pay. The total amounts shown in this column also include any amounts that an NEO elected to defer in accordance with the Executive Deferred Compensation Plan. (See the “Non-Qualified Deferred Compensation” table on page 42 to find out which NEOs elected to defer compensation during 2010 and how much they deferred.)
(3)

Values shown represent the aggregate grant date fair value in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 “Compensation—Stock Compensation” for restricted stock and performance awards granted in each of the years reported. Assumptions used in the calculation of these amounts are included in Note 23 of the Company’s audited financial statements for the year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC. In the case of performance share awards, the amounts reported in the Stock Awards column represent the aggregate grant date fair value of the target number of units that may become vested if the applicable performance criteria are satisfied, and computed in accordance with ASC 718. The aggregate grant date fair value for the target number of units was calculated by using a Monte Carlo simulation, which produces a probable value for the awards. Performance stock awards will vest at the end of the vesting term, however the number of shares delivered will vary based upon the attained level of performance and may range from 0 to 1.5 times the number of units awarded. If the maximum level of performance is achieved and using the closing stock price of $22.52 as reported on December 31, 2010, then the payouts would be: Mr. Morris – $1,736,292; Mr. Thies – $422,250; Mr. Vermillion – $422,250; Ms. Durkin – $422,250; and Ms. Feltes – $422,250.

(4)	Annual short-term cash incentive awards paid in 2011 that were earned by NEOs for 2010 performance in accordance with the Executive Incentive Compensation Plan.
(5)	The change in pension amounts for each NEO is the difference in the December 31, 2010 and December 31, 2009 present values of the accrued benefit at normal retirement age (the earliest age at which retirement benefits may be received by the NEO without any reduction in benefits). The increase in the value of pension benefits is due to one additional year of service, higher final average earnings, the passage of time, and changes in interest and mortality assumptions for calculating present values. The present value as of December 31, 2010 utilizes the RP2000 mortality table projected to 2010 for males and females and a 5.70% discount rate for the Retirement Plan and a 5.50% discount rate for the SERP Plan. There were no above-market earnings for the Company’s Executive Deferred Compensation Plan.
(6)	The Company does not provide perquisites or other personal benefits to its NEOs.
(7)	Includes employer matching contributions under both the Executive Deferred Compensation Plan and the Investment and Employee Stock Ownership Plan (401(k) plan). The Company makes matching contributions on behalf of all its employees who make regular contributions of their wages, salary, cash incentive, and overtime to the 401(k) plan during the plan year. The Company matching contribution to the 401(k) plan is equal to $0.75 for every $1.00 of regular employee contributions up to a maximum 6% of compensation. The Company matching contribution under the Executive Deferred Compensation Plan is equal to $0.75 for every $1.00 contributed up to a maximum of 6% of the executive’s base pay less the maximum contribution allowed under the 401(k) plan assuming the participant has contributed the maximum allowed by law. The All Other Compensation amounts for 2010 are shown in the following table:

Name	Executive Deferred Compensation Plan Company Match	Investment and Employee Stock Ownership Plan (401(k) plan) Company Match	One Leave (Cash Outs)	Total All Other Compensation
Morris		$11,025	$36,383	$47,408
Thies		$11,025		$11,025
Vermillion	$1,990	$11,025		$13,015
Durkin		$11,025		$11,025
Feltes		$11,025		$11,025
(8)	Mr. Vermillion was not an NEO in 2008. Therefore, 2008 information is not provided.

Grants of Plan-Based Awards—2010

	Grant Date(1)							All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
S. L. Morris
Annual Cash Award	02/11/10	$243,810	$567,000	$822,150
Performance Award	02/11/10				25,700	51,400	77,100		$786,420
Restricted Stock (4)	02/11/10					12,500	12,500		$247,500

M. T. Thies
Annual Cash Award	02/11/10	$83,850	$195,000	$282,750
Performance Shares	02/11/10				6,250	12,500	18,750		$191,250
Restricted Stock	02/11/10							3,100	$61,380

D. P. Vermillion
Annual Cash Award	02/11/10	$77,400	$180,000	$261,000
Performance Shares	02/11/10				6,250	12,500	18,750		$191,250
Restricted Stock	02/11/10							3,100	$61,380

M. M. Durkin
Annual Cash Award	02/11/10	$73,014	$169,800	$246,210
Performance Shares	02/11/10				6,250	12,500	18,750		$191,250
Restricted Stock	02/11/10							3,100	$61,380

K. S. Feltes
Annual Cash Award	02/11/10	$63,984	$148,800	$215,760
Performance Shares	02/11/10				6,250	12,500	18,750		$191,250
Restricted Stock	02/11/10							4,900	$97,020

(1)	The grant date is the date the Compensation Committee and/or the Board approves the grant of performance awards, restricted stock units or non-equity incentive awards.

(2)	Potential annual incentive cash awards granted to NEOs for 2010 performance in accordance with the Executive Incentive Compensation Plan. (The amounts actually paid to NEOs for 2010 performance appear in the Non-Equity Incentive Plan column of the Summary Compensation Table.) See the CD&A for further explanation.
(3)	Performance share awards are granted under the LTIP and will vest based on performance over a three-year period. The number of contingent shares varies based on the Company’s three-year relative total shareholder return compared to the returns reported in the S&P 400 Utilities Index. Dividend equivalents are paid in cash based on the total number of units earned at the end of the performance cycle provided the performance goals are met. Therefore, if the total shareholder return does not meet the threshold performance level, then no units or dividend equivalents are earned.
(4)	In 2010, Mr. Morris was awarded restricted stock units that vest over a three-year period—each year 1/3 of the units vest and shares are issued provided Mr. Morris is employed on the last day of the year and the Company achieves the minimum annual ROE performance target established for that year. Dividend equivalents accrue on the unvested units and, if the performance targets are met, the dividend equivalents are paid in cash at the same time that the underlying units vest and are paid in shares. Therefore, if the Company does not achieve the annual ROE performance target, no units or dividend equivalents are earned. See the CD&A for further explanation.
(5)	In 2010, the NEOs, other than Mr. Morris, were awarded restricted stock units that vest over a three-year period—each year 1/3 of the units vest and shares are issued on an annual basis provided the NEO is employed on the last day of the vesting period. During the vesting period, individuals are paid dividend equivalents on the unvested shares. Dividend equivalents are paid in cash based on the total number of unvested units at the time dividends are declared. It is highly probable for an NEO to receive dividend equivalents during the vesting period but yet forfeit the unvested units if his or her employment ends prior to the last day of the vesting period.
(6)	Amounts shown in this column are calculated in accordance with FASB ASC Topic 718 “Compensation—Stock Compensation” and represent the grant date fair value of the target award that could be earned. Assumptions used in the calculation of these amounts are included in Note 23 of the Company’s audited financial statements for the year ended December 31, 2010 included in the Company’s Form 10-K filed with the SEC on February 25, 2011. The aggregate grant date fair value for the target number of units was calculated by application of a Monte Carlo model, which resulted in a fair value per share lower than the closing price per share on the grant date.

Employment Agreements

The Company currently does not have employment agreements with its NEOs, with the exception of Ms. Durkin and Mr. Thies. The Compensation Committee approved the grant of additional years of SERP service credit to these incumbents in an effort to recruit them to join the Company and move to Spokane, Washington. The Compensation Committee felt that the grant of additional service was necessary because it helped to recruit the executive to join the Company and acted as a retention tool upon their employment. Although this type of pay practice was used in the past as a negotiated recruitment tool, the Compensation Committee recognizes that there have been market changes in supplemental pension plan design and changes in compensation governance views on the use of supplemental pensions over the past few years. Therefore, the Compensation Committee has decided that in future agreements the Company will not grant additional SERP service credits as a recruitment incentive.

Employment Agreement—M. M. Durkin

The Company entered into an employment agreement with Ms. Durkin, effective August 1, 2005, pursuant to which the Company agreed to employ Ms. Durkin as Senior Vice President and General Counsel on a year-to-year basis. The employment agreement entitled Ms. Durkin to receive an initial annual base salary of $260,000 subject to increases, if any, as determined by the Board. The agreement also provided that Ms. Durkin was entitled to participate in the Company’s employee benefit plans generally available to executive officers. After five years, Ms. Durkin began to receive a “two for one” credit for vesting service for each completed year of full-time service from year six through year ten (employment service). Her five-year employment anniversary triggered commencement of the additional vesting service credit. There is no “two for one” credit prior to completion of her fifth year of employment or after completion of her tenth year of employment.

Employment Agreement—M. T. Thies

The Company entered into an employment agreement with Mr. Thies, effective September 29, 2008, pursuant to which the Company agreed to employ Mr. Thies as Senior Vice President and CFO on a year-to-year basis. The employment agreement entitled Mr. Thies to receive an initial annual base salary of $315,000 subject to increases, if any, as determined by the Board. The agreement also provided that Mr. Thies was entitled to participate in the Company’s employee benefit plans generally available to executive officers. After ten years, Mr. Thies will receive a “two for one” credit for vesting service for each completed year of full-time service from year ten through year twelve (employment service). His ten-year employment anniversary triggers commencement of the additional vesting service credit. There is no “two for one” credit prior to completion of his tenth year of employment or after completion of his twelfth year of employment. Mr. Thies received an initial grant of 12,500 performance shares, with a potential payout of 0%—150% of the grant based on the year performance cycle ended December 31, 2010. As described in the CD&A on page 19, we exceeded the targets. Accordingly, Mr. Thies received a distribution of 115% of the initial award. At the time of his employment, he also received an initial grant of 2,400 shares of restricted stock units that would vest over a three-year period of time. Each year, 1/3 of the units would vest as long as he is employed with the Company on the vesting date. The last portion vested on January 3, 2011.

Outstanding Equity Awards at Year-End—2010

Name	Date of Grant	Option Awards			Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date(3)	Number of Shares or Units of Stock that Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have not Vested(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(6)
S. L. Morris	11/08/2001	20,000	$11.80	11/08/2011
S. L. Morris	11/07/2002	26,250	$10.17	11/07/2012
S. L. Morris	02/12/2009						51,400	$1,157,528
S. L. Morris	02/12/2009						4,166	$93,818
S. L. Morris	02/11/2010						51,400	$578,764
S. L. Morris	02/11/2010						8,333	$187,659
M. T. Thies	02/12/2009						12,500	$281,500
M. T. Thies	02/12/2009				1,033	$23,263
M. T. Thies	02/11/2010						12,500	$140,750
M. T. Thies	02/11/2010				2,066	$46,526
D. P. Vermillion	02/12/2009						7,000	$157,640
D. P. Vermillion	02/12/2009				666	$14,998
D. P. Vermillion	02/11/2010						12,500	$140,750
D. P. Vermillion	02/11/2010				2,066	$46,526
M. M. Durkin	02/12/2009						12,500	$281,500
M. M. Durkin	02/12/2009				1,033	$23,263
M. M. Durkin	02/11/2010						12,500	$140,750
M. M. Durkin	02/11/2010				2,066	$46,526
K. S. Feltes	02/12/2009						12,500	$281,500
K. S. Feltes	02/12/2009				1,033	$23,263
K. S. Feltes	02/11/2010						12,500	$140,750
K. S. Feltes	02/11/2010				3,266	$73,550

(1)	Stock options were granted from 1998 to 2002. In 2003, the Compensation Committee discontinued awarding stock options to employees and NEOs. Options vested over a four-year period with 25% of the award vesting each year. In November 2006, the last options granted in 2002 vested based on the four-year vesting period and became exercisable. These options will expire November 2012.
(2)	Option exercise price is based on the average of the high and low stock price on the date of grant.
(3)	Options have a term of ten years from the grant date.
(4)	Number of restricted stock units that remain unvested as of December 31, 2010. (Restricted stock units vest over a three-year period—1/3 of the units are issued and released from restriction on an annual basis.)

(5)	Market value of restricted stock units is based on the closing stock price ($22.52) as reported on December 31, 2010.
(6)	Performance awards reflect the number of units granted at the target performance level. The market value is based on the closing stock price ($22.52) as reported on December 31, 2010. The value for the 2009 Performance Share award is shown at the target performance level (100%) based on results (threshold level) for the first two years of the 2009-2011 performance period. The value for the 2010 Performance Share awards are shown at the threshold level (50%) based on results (less than threshold) for the first year of the 2010-2012 performance period. The NEOs earned a performance share payout for the 2008-2010 performance period. As a result, those performance shares are shown on the Option Exercises and Stock Vested table below.

Option Exercises and Stock Vested as of December 31, 2010

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Name
S. L. Morris			59,110	(1)	$1,504,350
S. L. Morris			4,167	(3)	$82,507
S. L. Morris			4,167	(3)	$82,507
S. L. Morris	15,000	$135,746
M. T. Thies			14,375	(1)	$365,844
M. T. Thies			800	(2)	$18,224
M. T. Thies			1,033	(2)	$23,532
M. T. Thies			1,034	(2)	$23,555
D. P. Vermillion			5,865	(1)	$149,264
D. P. Vermillion			600	(2)	$13,668
D. P. Vermillion			667	(2)	$15,194
D. P. Vermillion			1,034	(2)	$23,555
M. M. Durkin			14,375	(1)	$365,844
M. M. Durkin			1,200	(2)	$27,336
M. M. Durkin			1,033	(2)	$23,532
M. M. Durkin			1,034	(2)	$23,555
K. S. Feltes			14,375	(1)	$365,844
K. S. Feltes			1,033	(2)	$23,532
K. S. Feltes			1,033	(2)	$23,532
K. S. Feltes			1,634	(2)	$37,223

(1)

Performance shares—Performance at the 64th percentile for total shareholder return against companies included in our peer group resulted in a distribution of 115% of the initial units granted in 2008 for the 2008-2010 performance period. The NEOs received shares and cash dividend equivalents since total shareholder return fell above target level. Value is based on the closing stock price ($22.95) as reported on January 11, 2011, the day the Compensation Committee certified that the performance target was met. Dividend equivalents were paid in cash at $2.50 per share based on the number of shares received.

(2)	The NEOs were granted restricted stock units in 2008, 2009 and 2010, of which 1/3 vests each year based on their employment on December 31. Therefore, one-third of each grant was released. The NEOs received the last 1/3 of their units granted in 2008 and 1/3 of their units granted in 2009 and 2010. Value is based on the closing stock price ($22.78) as reported on January 3, 2011, the day the units vested.
(3)	Mr. Morris was granted restricted stock units in 2008, 2009 and 2010, of which 1/3 vests each year based on Mr. Morris’ employment on December 31 and the Company achieving a minimum ROE performance target. The performance target for the 2008, 2009 and the 2010 grant was 5.76%, 6.19% and 6.05%, respectively. The performance target was achieved (8.49%) for all three grants. Therefore, one-third of each grant was released. Value is based on the closing stock price ($23.03) as reported on February 3, 2011, the day the Compensation Committee certified that the performance target was met.

Pension Benefits—2010

The table below reflects benefits accrued under the Retirement Plan for Employees and the SERP for the NEOs. The Company’s Retirement Plan for Employees provides a retirement benefit based upon employees’ compensation and years of credited service. The retirement benefit under the Retirement Plan is based on a participant’s final average annual base salary for the highest 36 consecutive months during the last 120 months of service with the Company. Base salary for the NEOs is the amount under “Salary” in the Summary Compensation Table.

The SERP provides additional pension benefits to executive officers of the Company, who have attained the age of 55 and a minimum of 15 years of credited service with the Company. The plan is intended to provide benefits to executive officers whose pension benefits under the Company’s Retirement Plan are reduced due to the application of limitations on qualified plans under the Code and the deferral of salary pursuant to the Executive Deferred Compensation Plan. When combined with the Retirement Plan, the plan will provide benefits to executive officers, who retire at age 62 or older, of 2.5% of the final average annual base salary during the highest 60 consecutive months during the last 120 months of service for each credited year of service up to 30 years. When combined with the Retirement Plan, the plan will provide higher benefits to the CEO, if he retires on or after age 65, of 3% of final average base salary during the highest 60 consecutive months during the last 120 months of service for each credited year of service up to 30 years. Benefits will be reduced for executives who retire before age 62. Reductions are either 4% or 5% for each year of retirement before age 62 as prescribed in the Retirement Plan.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Year ($)
S. L. Morris	Retirement Plan	29.17	$1,055,135	$0
	SERP—pre 2005(2)	23.17	$100,523	$0
	SERP 2005+(3)	29.17	$2,466,885	$0
M. T. Thies (4)	Retirement Plan	2.25	$34,275	$0
	SERP—pre 2005(2)	NA	NA	$0
	SERP 2005+(3)	2.25	$61,051	$0
D. P. Vermillion	Retirement Plan	22.83	$640,877	$0
	SERP—pre 2005(2)	16.83	123,821	$0
	SERP 2005+(3)	22.83	$402,454	$0
M. M. Durkin (5)	Retirement Plan	5.42	$142,998	$0
	SERP—pre 2005(2)	NA	NA	$0
	SERP 2005+(3)	5.42	$170,262	$0
K. S. Feltes	Retirement Plan	12.67	$409,655	$0
	SERP—pre 2005(2)	6.67	$0	$0
	SERP 2005+(3)	12.67	$273,020	$0

(1)	SERP participants are limited to a maximum of 30 years of credited service under the SERP no matter how many years of service they actually have with the Company.
(2)(3)	Effective January 1, 2005 the SERP was modified to comply with requirements of Code Section 409A. This plan is noted as SERP 2005+. The plan prior to this date, SERP pre-2005, was grandfathered and is not subject to these requirements. SERP pre-2005 benefits were frozen as of December 31, 2004.
(4)	After ten years, Mr. Thies will receive a “two for one” credit for vesting service for each completed year of full-time service from year ten through year 12 (employment service). His ten-year employment anniversary triggers commencement of the additional vesting service credit. There is no “two for one” credit prior to completion of his tenth year of employment or after completion of his twelfth year of employment. See details of Mr. Thies’ employment agreement on page 38.
(5)	After five years, Ms. Durkin began to receive a “two for one” credit for vesting service for each completed year of full-time service from year six through year ten (employment service). Her five-year employment anniversary triggered commencement of the additional vesting service credit. There is no “two for one” credit prior to completion of her fifth year of employment or after completion of her tenth year of employment. See details of Ms. Durkin’s employment agreement on page 38.

Non-Qualified Deferred Compensation Plan—2010

The following table shows the non-qualified deferred compensation activity for the NEOs accrued through December 31, 2010:

Name	Executive Contributions in Last Year ($)(1)	Company Contributions in Last Year (Company Match) ($)(2)	Aggregate Earnings in Last Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Year-End ($)
S. L. Morris	$0	$0	$34,557	$0	$309,940
D. P. Vermillion	$2,000	$1,990	$178,063	$0	$1,275,419

(1)	Eligible employees may elect to defer up to 75% of their base annual salary, up to 100% of their annual bonus. This column represents deferrals of this compensation during the last year. See the Summary Compensation Table on page 36 for further explanation.
(2)	The Company matching contribution under the Executive Deferred Compensation Plan is equal to $0.75 for every $1.00 contributed up to a maximum of 6% of the executive’s base pay less the maximum contribution allowed under the 401(k) plan assuming the participant has contributed up to the limit set forth in Code Section 402(g) for the plan year.
(3)	Earnings reflect the market returns of the NEOs’ respective investment allocations. The earnings accrued for deferred compensation are determined by actual earnings of Avista common stock and selected mutual funds. None of the earnings are included as compensation on the Summary Compensation Table since none are above market earnings. The Compensation Committee selects the mutual funds that are available for investment under the plan, and the participants may allocate their accounts among these investments, including Avista common stock. The mutual funds currently available include the following:

Fund	Ticker Symbol	One Year Return as of 12/31/10
American Funds EuroPacific Growth	RERFX	9.72%
Aston Montag & Coldwell Growth I	MCGIX	8.55%
Avista Common Stock	AVA	3.57%
American Beacon Large Cap Val	AADEX	14.56%
PIMCO Total Return	PTTRX	8.83%
RS Investments Partners	RSPFX	27.96%
TCM Small Cap Growth	TCMSX	21.69%
T. Rowe Price Mid Cap Growth	RPMGX	28.06%
T. Rowe Price Personal Strategy Balanced	TRPBX	13.79%
Vanguard Short Term Treasury	VFISX	2.63%
Wells Fargo Advantage Index	WFIOX	14.82%
Wells Fargo Cash Investment Money Market	WFIXX	0.15%

Potential Payment Upon Termination or Change of Control

The Company has Change of Control agreements with all of the NEOs. The cash components are paid in a lump sum and are based on a multiple of base salary. There are no Change of Control agreements that exceed three times base salary and bonus. The Change of Control agreements all have double triggers that provide for a severance payment only upon the occurrence of both a Change of Control and an adverse impact on the NEOs’ employment such as a significant diminution in role or responsibilities.

Specifically, the NEOs receive payments only if, in connection with a Change of Control, the executive officer’s employment is terminated involuntarily by the Company or voluntarily by the officer for good reason. Good reason includes assignment of any duties inconsistent with the executive officer’s position, authority, duties or responsibilities or any other action which results in a material diminution in such position, authority, duties or responsibilities or material diminution in the executive’s base annual salary, or requiring the executive officer to be based at any location over 50 miles from the location the executive officer was assigned to preceding the Change of Control.

The agreements will also provide compensation and benefits to the NEOs during employment following a Change of Control of the Company. Pursuant to the terms of the agreements, during the two or three years following a Change of Control of the Company, an NEO will receive an annual base salary equal to at least 12 times the highest monthly base salary paid to such executive officer in the 12 months preceding the Change of Control. In addition, each NEO will receive an annual bonus at least equal to such executive officer’s highest bonus paid by the Company under the Company’s Annual Incentive Compensation Plan for the three years preceding the Change of Control (the Recent Annual Bonus). If employment is terminated by the Company without cause or by such executive officer for good reason during the first three years after a Change of Control, the executive officer will receive a payment equal to the sum of: (i) the earned but unpaid base salary due to such executive officer as of the date of termination; (ii) a proportionate annual bonus due to such executive officer for the portion of the year worked prior to the termination, based on the higher of the Recent Annual Bonus and the NEO’s annual bonus for the last year (the Highest Annual Bonus); and (iii) a lump sum payment equal to two or three times the sum of the NEO’s annual base salary (depending on executive’s level) and the Highest Annual Bonus. The NEO will also receive all unpaid vacation pay, may continue to receive employee welfare benefits for up to a three-year period from the date of termination, and may receive outplacement assistance. If any payments to the NEO would be subject to the excise tax on excess parachute payments imposed by Code Section 4999, the agreements also provide that such executive officer may be entitled to a gross-up payment from the Company to cover the excise tax and any additional taxes on the gross-up payment. If payments (other than the gross-up payment) to the NEO do not exceed 110% of the maximum amount the NEO could receive without triggering the excise tax, the payments to such executive officer will be reduced to that maximum amount and such executive officer will not receive a gross-up payment. In November 2010, the Board decided to change the “highest annual bonus” to target bonus for all new Change of Control Agreements entered into on or after November 11, 2010.

A “gross-up” is a contractual provision that requires the Company to pay the excise tax (and all associated taxes) resulting from payments received by the individual with respect to the Change of Control, such that after the gross-up payment, the individual is left with the amounts that the individual would have received if the payments were not subject to Code Sections 280G and 4999. The excise tax amount in the tables below is based on the Company’s best estimate of the individual’s liabilities under Code Sections 280G and 4999, assuming the NEO was terminated in connection with a Change of Control on December 31, 2010. In November 2009, the Board eliminated the excise tax gross-up benefit for all new Change of Control Agreements entered into on or after November 13, 2009.

Payments required by these agreements, as well as payments provided by the other Company compensation arrangements described above, are summarized in the tables below.

	Potential Payment Upon Termination or Change of Control(1)
	Termination Without Cause or With Good Reason after a Change of Control	Voluntary Termination	Retirement	Death	Disability	Involuntary Termination With or Without Cause
Scott L. Morris
Chairman, President & CEO
Compensation Components
Severance (2)	$4,400,676	$0	$0	$0	$0	$0
Value of Accelerated Equity (3)	$1,999,914	$0	$1,576,864	$1,576,864	$1,576,864	$0
Retiree Medical (4)	$0	$0	$0	$0	$0	$0
Health Benefits (5)	$51,841	$0	$0	$0	$0	$0
Death Benefit (6)	$0	$0	$0	$1,260,000	$0	$0
Supplemental Disability Benefit (7)	$0	$0	$0	$0	$2,373,903	$0
280-G Tax Gross-Up	$2,399,356	$0	$0	$0	$0	$0

Total	$8,851,787	$0	$1,576,864	$2,836,864	$3,950,767	$0

(1)	All scenarios assume termination occurred on December 31, 2010 and a stock price of $22.52, the closing price of Company stock on that date.
(2)	Amount is equal to three times the highest base pay and bonus amounts for the prior three years prorated for fiscal year and an amount equal to three times base salary and highest annual bonus amounts in last three years ((630,000+627,669)×3)+627,669.
(3)	Assumes full acceleration of restricted stock and prorated acceleration of performance shares (granted in 2009 and 2010) upon termination in connection with a Change of Control. Also assumes prorated acceleration of performance shares and restricted stock in the event of death, disability, and retirement, and assumes all shares are forfeited in the event of voluntary or involuntary termination with cause. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.
(4)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.
(5)	For a Change of Control, Mr. Morris would be credited with three years of continued health coverage based upon coverage elected and cost of health coverage as of December 31, 2010.
(6)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is twice the annual base salary and is paid in a lump sum.
(7)	The supplemental disability benefit is 60% of base annual pay and is comprised of benefits available from the Avista Corp. Supplemental Executive Disability Plan, Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using an interest rate of 5.50% and the RP2000 mortality table projected to 2010 for males and females.

	Potential Payment Upon Termination or Change of Control(1)
	Termination Without Cause or With Good Reason after a Change of Control	Voluntary Termination	Retirement	Death	Disability	Involuntary Termination With or Without Cause
Mark T. Thies
Senior Vice President & CFO
Compensation Components
Severance (2)	$1,838,460	$0	$0	$0	$0	$0
Value of Accelerated Equity (3)	$415,355	$0	$380,256	$380,256	$380,256	$0
Retiree Medical (4)	$0	$0	$0	$0	$0	$0
Health Benefits (5)	$51,841	$0	$0	$0	$0	$0
Death Benefit (6)	$0	$0	$0	$650,000	$0	$0
Supplemental Disability Benefit (7)	$0	$0	$0	$0	$1,919,414	$0
280-G Tax Gross-Up	$853,820	$0	$0	$0	$0	$0

Total	$3,159,476	$0	$380,256	$1,030,256	$2,299,670	$0

(1)	All scenarios assume termination occurred on December 31, 2010 and a stock price of $22.52, the closing price of Company stock on that date.
(2)	Amount is equal to the sum of the highest annual bonus amount in the last three years prorated for fiscal year and an amount equal to three times base salary and highest annual bonus amounts in the prior three years ((325,000+215,865)×3)+215,865. Since Mr. Thies began employment in September 2008, severance is calculated on actual bonus amount for 2010.
(3)	Assumes full acceleration of restricted stock and prorated acceleration of performance shares (granted in 2009 and 2010) with termination in connection with a Change of Control. Also assumes prorated acceleration of performance shares and restricted stock after death, disability, and retirement, and assumes all shares are forfeited in the event of voluntary or involuntary termination with cause. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.
(4)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.
(5)	For a Change of Control, Mr. Thies would be credited with three years of continued health coverage based upon coverage elected and cost of health coverage as of December 31, 2010.
(6)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is twice the annual base salary and is paid in a lump sum.
(7)	The supplemental disability benefit is 60% of base annual pay and is comprised of benefits available from the Avista Corp. Supplemental Executive Disability Plan, Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using an interest rate of 5.50% and the RP2000 mortality table projected to 2010 for males and females.

	Potential Payment Upon Termination or Change of Control(1)
	Termination Without Cause or With Good Reason after a Change of Control	Voluntary Termination	Retirement	Death	Disability	Involuntary Termination With or Without Cause
Dennis P. Vermillion
Sr. Vice President & Environmental Compliance Officer
Compensation Components
Severance (2)	$1,197,780	$0	$0	$0	$0	$0
Value of Accelerated Equity (3)	$311,876	$0	$279,552	$279,552	$279,552	$0
Retiree Medical (4)	$0	$0	$0	$0	$0	$0
Health Benefits (5)	$34,561	$0	$0	$0	$0	$0
Death Benefit (6)	$0	$0	$0	$600,000	$0	$0
Supplemental Disability Benefit (7)	$0	$0	$0	$0	$592,554	$0
280-G Tax Gross-Up	$498,965	$0	$0	$0	$0	$0

Total	$2,043,182	$0	$279,552	$879,552	$872,107	$0

(1)	All scenarios assume termination occurred on December 31, 2010 and a stock price of $22.52, the closing price of Company stock on that date.
(2)	Amount is equal to the sum of the highest annual bonus amount in the last three years prorated for fiscal year and an amount equal to two times base salary and highest annual bonus amounts in the prior three years ((300,000+199,260)×2)+199,260.
(3)	Assumes full acceleration of restricted stock and prorated acceleration of performance shares (granted in 2009 and 2010) with termination in connection with a Change of Control. Also assumes prorated acceleration of performance shares and restricted stock after death, disability, and retirement, and assumes all shares are forfeited in the event of voluntary or involuntary termination with cause. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.
(4)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.
(5)	For a Change of Control, Mr. Vermillion would be credited with three years of continued health coverage based upon coverage elected and cost of health coverage as of December 31, 2010.
(6)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is twice the annual base salary and is paid in a lump sum.
(7)	The supplemental disability benefit is 60% of base annual pay and is comprised of benefits available from the Avista Corp. Supplemental Executive Disability Plan, Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using an interest rate of 5.50% and the RP2000 mortality table projected to 2010 for males and females.

	Potential Payment Upon Termination or Change of Control(1)
	Termination Without Cause or With Good Reason after a Change of Control	Voluntary Termination	Retirement	Death	Disability	Involuntary Termination With or Without Cause
Marian M. Durkin
Senior Vice President, General Counsel & Chief Compliance Officer
Compensation Components
Severance (2)	$1,600,874	$0	$0	$0	$0	$0
Value of Accelerated Equity (3)	$424,363	$0	$389,255	$389,255	$389,255	$0
Retiree Medical (4)	$0	$0	$0	$0	$0	$0
Health Benefits (5)	$37,770	$0	$0	$0	$0	$0
Death Benefit (6)	$0	$0	$0	$566,000	$0	$0
Supplemental Disability Benefit (7)	$0	$0	$0	$0	$638,226	$0
280-G Tax Gross-Up	$673,616	$0	$0	$0	$0	$0

Total	$2,736,624	$0	$389,255	$955,255	$1,027,482	$0

(1)	All scenarios assume termination occurred on December 31, 2010 and a stock price of $22.52, the closing price of Company stock on that date.
(2)	Amount is equal to the sum of the highest annual bonus amount in the last three years prorated for fiscal year and an amount equal to three times base salary and highest annual bonus amounts in the prior three years ((283,000+187,969)×3)+187,969.
(3)	Assumes full acceleration of restricted stock and prorated acceleration of performance shares (granted in 2009 and 2010) with termination in connection with a Change of Control. Also assumes prorated acceleration of performance shares and restricted stock after death, disability, and retirement, and assumes all shares are forfeited in the event of voluntary or involuntary termination with cause. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.
(4)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.
(5)	For a Change of Control, Ms. Durkin would be credited with three years of continued health coverage based upon coverage elected and cost of health coverage as of December 31, 2010.
(6)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is twice the annual base salary and is paid in a lump sum.
(7)	The supplemental disability benefit is 60% of base annual pay and is comprised of benefits available from the Avista Corp. Supplemental Executive Disability Plan, Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using an interest rate of 5.50% and the RP2000 mortality table projected to 2010 for males and females.

	Potential Payment Upon Termination or Change of Control(1)
	Termination Without Cause or With Good Reason after a Change of Control	Voluntary Termination	Retirement	Death	Disability	Involuntary Termination With or Without Cause
Karen S. Feltes
Senior Vice President & Corporate Secretary
Compensation Components
Severance (2)	$1,402,886	$0	$0	$0	$0	$0
Value of Accelerated Equity (3)	$461,146	$0	$410,206	$410,206	$410,206	$0
Retiree Medical (4)	$0	$0	$0	$0	$0	$0
Health Benefits (5)	$20,118	$0	$0	$0	$0	$0
Death Benefit (6)	$0	$0	$0	$496,000	$0	$0
Supplemental Disability Benefit (7)	$0	$0	$0	$0	$183,172	$0
280-G Tax Gross-Up	$557,816	$0	$0	$0	$0	$0

Total	$2,441,966	$0	$410,206	$906,206	$593,377	$0

(1)	All scenarios assume termination occurred on December 31, 2010 and a stock price of $22.52, the closing price of Company stock on that date.
(2)	Amount is equal to the sum of the highest annual bonus amount in the last three years prorated for fiscal year and an amount equal to three times base salary and highest annual bonus amounts in the prior three years (((248,000+164,722)×3)+164,722 - $2 difference due to rounding.
(3)	Assumes full acceleration of restricted stock and prorated acceleration of performance shares (granted in 2009 and 2010) with termination in connection with a Change of Control. Also assumes prorated acceleration of performance shares and restricted stock after death, disability, and retirement, and assumes all shares are forfeited in the event of voluntary or involuntary termination with cause. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.
(4)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.
(5)	For a Change of Control, Ms. Feltes would be credited with three years of continued health coverage based upon coverage elected and cost of health coverage as of December 31, 2010.
(6)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is twice the annual base salary and is paid in a lump sum.
(7)	The supplemental disability benefit is 60% of base annual pay and is comprised of benefits available from the Avista Corp. Supplemental Executive Disability Plan, Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using an interest rate of 5.50% and the RP2000 mortality table projected to 2010 for males and females.

DIRECTOR COMPENSATION—2010

Prior to September 1, 2010, directors who were not employees of the Company received an annual retainer of $78,000, of which a minimum of $10,000 was paid in Company common stock. Directors were also paid $1,500 for each meeting of the Board or any Committee meeting of the Board. Directors who served as Board Committee Chairs received an additional $5,000 annual retainer, with the exception of the Audit Committee Chair, who received an additional $10,000 annual retainer. The Lead Director received an additional annual retainer of $15,000.

In addition, any non-employee director who served as director of a subsidiary of the Company received from the Company a meeting fee of $1,500 for each subsidiary Board meeting the director attended. Directors Anderson, Blake and Kelly hold Board positions with a subsidiary of the Company.

Each year, the Governance Committee reviews all components of directors’ compensation. During 2010, the Governance Committee engaged Towers Watson to assist in this review. The information provided by Towers Watson is used to compare the Company’s current director compensation with peer companies in the utility industry and general industry companies of similar size. The companies comprising the Director Peer Group are those companies in the S&P Utility Mid-Cap, as well as NorthWestern Energy, Northwest Natural Gas Company, and Portland General Electric Company.

At the Board’s August 13, 2010 meeting, survey results from Towers Watson were reviewed regarding current pay practices for director compensation. Although the Company has historically targeted compensation for non-employee directors at the 50th percentile of their utility peer group, the survey indicated that Avista director compensation was below the average. Therefore, the Board approved an increase in the director’s annual retainers as of September 1, 2010. Directors who are not employees of the Company now receive an annual retainer of $98,000, of which a minimum of $30,000 is paid in Company common stock. No changes were made to meeting fees and Chair retainers.

Each director is entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board or its Committees and related activities, including director education courses and materials. These expenses include travel to and from the meetings, as well as any expenses they incur while attending the meetings.

The Company has established a minimum stock ownership expectation for all Board members. Directors are expected to achieve a minimum investment of $200,000 or 9,500 shares, whichever is less, in Company common stock within four years of their becoming Board members and are expected to retain at least that level of investment during their tenure as Board members. Shares that have previously been deferred under the former Non-Employee Director Stock Plan count for purposes of determining whether a director has achieved the ownership expectation.

The ownership expectation illustrates the Board’s philosophy of the importance of stock ownership for directors to further strengthen the commonality of interest between the Board and shareholders. The Governance Committee annually reviews director holdings to determine whether they meet ownership expectations. All directors currently comply based on their years of service completed on the Board.

There were no annual stock option grants or non-stock incentive plan compensation payments to directors for services in 2010 and none are currently contemplated under the current compensation structure. The Company also does not provide a retirement plan or deferred compensation plan to its directors. Listed below is compensation paid to each director during 2010.

	Annual Retainer
Director Name	Fees Earned or Paid in Cash ($)(1)(2)	Director Compensation Paid in Stock ($)(1)(2)	All Other Compensation ($)(3)	Total Compensation ($)
Erik J. Anderson	$104,508	$16,659		$121,167
Kristianne Blake	$83,010	$50,656	$2,519	$136,186
Brian W. Dunham (4)	$43,344	$50,656		$94,000
Roy L. Eiguren (5)	$100,008	$16,659		$116,667
Jack W. Gustavel (6)	$17	$39,983		$40,000
John F. Kelly	$96,026	$44,641	$41,889	$182,556
Rebecca A. Klein	$43,012	$36,655		$79,667
Michael L. Noël	$69,514	$46,653		$116,167
Marc F. Racicot	$49,016	$56,651		$105,667
Heidi B. Stanley	$101,008	$16,659		$117,667
R. John Taylor	$101,508	$16,659	$5,496	$123,663

Totals	$790,971	$392,531	$49,904	$1,233,405

(1)(2)	Directors have the option of taking $68,000 of their annual retainer ($84,666.67 as pro-rated for 2010) in Company common stock, in cash, or in a combination of stock and cash (a minimum of $16,666.67 of their pro-rated annual retainer for 2010 was automatically paid in Company common stock). Amounts in these columns include cash retainers, Chair retainers, Board and Committee meeting fees, and fees for directors attending a subsidiary Board meeting—Anderson, Blake and Kelly are the only directors who currently sit on a subsidiary Board.
(3)	Amounts for Ms. Blake and Mr. Taylor include dividends paid on those shares that were deferred prior to December 31, 2004, under the former Non-Employee Director Stock Plan. Blake and Taylor are the only directors who deferred receipt of stock until a later date. Amounts for Mr. Kelly include proceeds from the exercise of stock options. The Company does not provide perquisites or other personal benefits to its Board members.
(4)	Mr. Dunham resigned from the Board in October 2010.
(5)	Mr. Eiguren resigned from the Board effective February 5, 2011.
(6)	Mr. Gustavel retired from the Board in May 2010.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, Deloitte), as the Company’s independent registered public accounting firm for continuing audit work in 2011. The Board has determined that it would be desirable to request that the shareholders ratify such appointment. Deloitte has conducted consolidated annual audits of the Company for many years, and is one of the world’s largest firms of certified public accountants. A representative of Deloitte is expected to attend the Annual Meeting with the opportunity to make a statement if he/she desires to do so, and is expected to be available to respond to appropriate questions.

Shareholder approval is not required for the appointment of Deloitte. However, the appointment is being submitted to shareholders for ratification. Should the shareholders fail to ratify the appointment of Deloitte, such failure (1) would have no effect on the validity of such appointment for 2011 (given the difficulty and expense of changing the independent registered public accounting firm mid-way through a year) and (2) would be a factor to be taken into account, together with other relevant factors, by the Audit Committee and by the full Board in the selection and appointment of the independent registered public accounting firm for 2012 (but would not necessarily be the determining factor).

The Board recommends a vote “FOR” the proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm to audit the books, records, and accounts of the Company for the year 2011.

Auditors Fees

Aggregate fees billed to the Company for the years ended December 31, 2010 and 2009 by Deloitte were as follows:

	2010	2009
Audit Fees (a)	$1,529,310	$1,528,265
Audit-Related Fees (b)	95,541	103,500
Tax Fees (c)	49,827	62,891
All Other Fees (d)	30,001	2,550

Total	$1,704,679	$1,697,206

(a)	Fees for audit services billed in 2010 and 2009 consisted of:

•	Audit of the Company’s annual consolidated financial statements and internal controls over financial reporting.

•	Reviews of the Company’s quarterly reports on Form 10-Q.

•	Comfort letters, agreed-upon procedures, statutory and regulatory audits, consents, and other services related to SEC matters.

•	Audits of subsidiary financial statements.

(b)	Fees for audit-related services billed in 2010 and 2009 consisted primarily of separate internal control audits and separate financial statement audits of affiliated entities.
(c)	Fees for tax services billed in 2010 and 2009 consisted of income tax planning and advice.
(d)	All Other fees for 2010 and 2009 consisted of licensing of accounting literature research databases, attendance at training seminars and other miscellaneous projects.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and Company management to determine that they are permitted under the Sarbanes-Oxley Act and under the rules and regulations concerning auditor independence promulgated by the SEC, the Public Company Accounting Oversight Board (PCAOB), and the American Institute of Certified Public Accountants.

Under the Sarbanes-Oxley Act, the Audit Committee is responsible for the appointment, compensation, and oversight of the work of the Company’s independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and permissible non-audit services to be performed. The Audit Committee has adopted what it terms its Audit and Non-Audit Services Pre-Approval Policy (the Policy), which sets forth the procedures and conditions pursuant to which services proposed to be performed by the Company’s independent registered public accounting firm may be pre-approved. All services provided by Deloitte in 2010 and 2009 were pre-approved in accordance with the Policy adopted by the Audit Committee.

The SEC’s rules establish two alternatives for pre-approving services provided by the independent registered public accounting firm. Engagements for proposed services may either be specifically pre-approved by the Audit Committee (specific pre-approval) or entered into pursuant to detailed pre-approval policies and procedures established by the Audit Committee, as long as in the latter circumstance the Audit Committee is informed on a timely basis of any engagement entered into on such basis (general pre-approval). The Audit Committee combined these two approaches in its Policy after concluding that doing so will result in an effective and efficient procedure to pre-approve services to be performed by the Company’s independent registered public accounting firm.

As set forth in this Policy, except for those categories of services where the Policy requires specific pre-approval, engagements may be entered into pursuant to general pre-approvals established by the Audit Committee. The Audit Committee will periodically review and generally pre-approve the categories of services that may, as contemplated by this Policy, be provided by the Company’s independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee, and will establish budgeted amounts for such categories. The Audit Committee may add or subtract to the list of general pre-approved services from time-to-time, based on subsequent determinations by the Audit Committee. Any general pre-approval will be set forth in writing and included in the Audit Committee minutes. Unless an engagement of the independent auditor to provide a particular service is entered into pursuant to and in accordance with the Audit Committee’s general pre-approval then in effect, the engagement will require specific pre-approval by the Audit Committee.

Proposed services exceeding pre-approved cost levels or budget amounts previously established by the Audit Committee will also require specific pre-approval by the Audit Committee.

The Audit Committee intends to pre-approve services, whether specifically or pursuant to general pre-approvals, only if the provision of such services is consistent with SEC and PCAOB rules on auditor independence and all other applicable laws and regulations. In rendering specific or general pre-approvals, the Audit Committee will consider whether the independent registered public accounting firm’s provision of specific services, or categories of services, would be inconsistent with the independence of the auditor.

PROPOSAL 3

PROPOSED AMENDMENT OF RESTATED ARTICLES OF INCORPORATION

AND BYLAWS TO ELIMINATE CLASSIFICATION OF THE BOARD AND

PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

The Board’s Proposal

The Board is proposing that the Company’s Restated Articles of Incorporation, as amended (the Articles), and the Bylaws be amended to eliminate classification of the Board so that all directors would be elected annually.

Existing Provision

Under Article FIFTH of the Articles, the Board is divided into three classes, which is referred to as a classified or staggered board. Each year, the shareholders elect one class (approximately one-third of the Board) for a term of three years. The Bylaws contain a similar provision.

The Articles were amended in 1987 to provide for, among other things, classification of the Board following approval by the holders of the Company’s common stock at the 1987 Annual Meeting of Shareholders. In 1987, the Board concluded that the advantages of classification of the Board (together with other provisions considered at that time) outweighed the disadvantages. Accordingly, the Board recommended that the shareholders approve the classified Board (together with such other provisions), and the shareholders voted to approve the same at the 1987 Annual Meeting of Shareholders.

The Board is aware that the 24 years since 1987 have seen increased focus on corporate governance in general and that some institutional investors and commentators have become increasingly vocal in their objections to board classification.

Previous Proposals to Declassify the Board

In light of the concerns raised by institutional investors and commentators regarding classified boards of directors, at the 2007 Annual Meeting of Shareholders, the Board itself put before the shareholders a proposal to amend the Articles to declassify the Board. However, the Board made no recommendation as to the proposed amendment in order to avoid any implication that it was acting otherwise than in the best interests of the Company. The Board believed that the considerations for and against classification could be readily evaluated by the shareholders without any recommendation by the Board. The proposal was approved by 76.75% of the votes actually cast by holders of common stock, which amounted to 69.87% of the shares of common stock then outstanding. However, the proposal was not approved by the requisite 80% of the outstanding shares and, accordingly, the proposal was not adopted and the Articles were not amended.

At the 2009 Annual Meeting, a shareholder presented a resolution requesting the Board to take the necessary action to amend the Articles to declassify the Board. At that Annual Meeting, the Board presented, in addition to the proposed resolution, the form of amendment to the Articles which, if approved, would declassify the Board. The Board made no recommendation as to the proposed resolution or the proposed amendment, for the same reasons as in 2007. The proposed resolution was approved by 79.68% of the votes actually cast, which amounted to 58.39% of the shares then outstanding. Thus, the resolution was approved. However, again, the affirmative vote was less than the requisite 80% of the outstanding shares and, accordingly, the Articles were not amended.

At the 2010 Annual Meeting, the shareholder presented a similar resolution. Again, the Board made no recommendation as to the proposed resolution, for the same reasons. The resolution was approved by 81.95% of the votes actually cast, which amounted to 63.42% of the shares then outstanding, by holders of common stock and, accordingly, the resolution was approved. However, such vote would not have been sufficient to approve an amendment to the Articles had such an amendment been presented at that meeting.

Due to concerns raised by a number of our investors, the Board decided to put a specific proposal before the shareholders to amend the Articles in order to declassify the Board at the 2011 Annual Meeting, as it had done previously, and to recommend that shareholders vote “For” the proposal. The Company announced this decision in a Current Report on Form 8-K which was filed on May 4, 2010.

Current Proposal

In determining whether to propose declassification, the Board carefully reviewed the various arguments for and against classification. This review was conducted against a backdrop of the Board’s current structure and its commitment to strong corporate governance. It should be noted that all but one (1) director is independent and all Committees, with the exception of the Executive Committee, are composed entirely of independent directors. The Board has a Lead Director who acts as a bridge between management and the Board to set Board agendas. The independent members of the Board meet regularly in executive session without management or non-independent directors present. The current Board structure allows for measured change with new directors benefiting from interaction with directors who have experience with the Company. Despite classification, the Company has added four (4) independent directors since 2006.

The consideration for and against classification, are in all material respects, the same in 2011 as they were in 1987. The considerations are summarized below:

Considerations Favoring a Classified Board

•	Classification of the Board tends to balance experience, continuity and stability with the regular opportunity to add valuable, fresh perspectives.

•	It takes several years for a new director to become fully conversant in the complexities of the utility business model.

•

Classification makes it more difficult and time-consuming to change majority control of the Board which reduces the vulnerability of the Company to an unsolicited takeover proposal. Thus, classification may encourage persons attempting certain types of transactions that involve an actual or threatened change of control of the Company to first seek to negotiate with the Company and may discourage pursuit of such transactions on a non-negotiated basis.

Considerations Against a Classified Board

•

Classification of the Board could make more difficult or discourage the removal of incumbent directors, through a proxy contest or otherwise, and the assumption of control by a holder of a substantial block of the Company’s common stock, and could thus have the effect of entrenching incumbent management.

•

Classification could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders.

•

Some institutional shareholders and commentators argue that classification reduces director’s accountability to shareholders, since such a structure does not enable shareholders to express a view on each director’s performance by means of an annual vote. The Board does not agree with this argument.

Based on the voting results at the 2007, 2009 and 2010 Annual Meetings, it is clear that holders of at least a majority of the shares of the Company’s common stock outstanding believe that the Board should be declassified. It also seems highly likely that the Company’s shareholders will continue to present this proposal at future Annual Meetings until it receives the requisite approval by holders of 80% of the outstanding shares of common stock.

Recommendation of the Board

In light of the foregoing, the Board believes that the Board should be declassified so that all directors are elected annually, consistent with the will of a majority in interest of the Company’s shareholders. Accordingly, the Board recommends that the shareholders approve the proposed amendment to Article FIFTH of the Articles.

The text of Article FIFTH, as it would be amended if the proposal were adopted, is set forth in Exhibit A to this proxy statement. If this amendment to the Articles is approved, corresponding changes to the Company’s Bylaws will also be made. The amendment to Article FIFTH of the Articles would also make unrelated changes to conform the vote required for the removal of a director for cause, and the term of any director elected to fill a vacancy (however created), to the applicable provision of Washington law.

Article THIRD of the Articles provides that a candidate for director is elected if the number of votes cast for the candidate exceeds the number of votes cast against such candidate. A candidate who does not receive such majority of votes cast, but who is a director at the time of the election, will continue to serve as a director for a term that terminates on the date that is the earliest of (i) the date of the commencement of the term of a new director selected by the Board to fill the office held by such director, (ii) the effective date of the resignation of such director and (iii) the date of the next Annual Meeting of Shareholders. If the proposal to declassify the Board is adopted and Article FIFTH amended as described above, Article THIRD will be amended to change the date referred to in clause (iii) above to the date that is the later of (x) the last day of the sixth calendar month commencing after the election in which the candidate failed to receive a majority of votes cast and (y) December 31 of the calendar year in which such election occurred.

The proposed amendment to the Articles to declassify the Board will be approved if the holders of 80% of the outstanding shares of common stock vote in favor of such amendment.

The Board recommends a vote “FOR” the proposed amendment to the Articles to eliminate classification of the Board so that all directors would be elected annually.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by recently enacted federal legislation (Section 14A of the Securities Exchange Act of 1934), the Board is submitting a separate resolution, to be voted on by shareholders in a non-binding vote, approving, on an advisory basis, the Company’s executive compensation.

The text of the resolution in respect of this Proposal 4 is as follows:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in this proxy statement, pursuant to the compensation disclosure rules of the SEC, under the “CD&A,” “Executive Compensation Tables” and the related narrative disclosure.

The Board recommends a vote for this resolution. As described in this proxy statement under the CD&A, the Company’s compensation program is designed to focus Company executives on the achievement of specific annual, long-term and strategic goals set by the Company. The goals are structured to align executives’ interests with those of shareholders by rewarding performance that maintains and improves shareholder value. The following features of the compensation structure reflect this approach:

•	Executive compensation programs have both short and long-term components.

•	Annual cash incentive components focus on both the actual results and the sustainability and quality of those results.

•	The total compensation program does not provide for guaranteed bonuses and has multiple performance measures.

•	The Company only has two executive employment agreements in place for NEOs, and they do not contain guarantees for salary increases, non-performance-based bonuses or equity compensation.

•

In 2010, the Company adopted a recoupment policy that authorizes the Board to recover incentive payouts based on performance results that are subsequently revised or restated to levels that would have produced payouts lower than the original incentive plan payouts.

The Board believes that the Company’s current executive compensation program properly focuses our executives on the achievement of specific annual, long-term and strategic goals. The Board also believes that the Company’s executive compensation program properly align the executives’ interests with those of shareholders.

Shareholders are urged to read the CD&A section of this proxy statement which discusses in greater detail how the Company’s compensation program implements the specific goals set by the Company.

The Board recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

Although the advisory vote on Proposal 4 is non-binding, the Board and the Compensation Committee will review the results of the votes and, consistent with our record of shareholder engagement, are expected to take the outcome of the votes into consideration, along with other relevant factors, in making a determination concerning future executive compensation and the frequency of such advisory votes.

PROPOSAL 5

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, the Board is submitting a separate resolution, to be voted on by shareholders in a non-binding vote, recommending whether a non-binding shareholder vote, approving, on an advisory basis, the Company’s executive compensation should occur every one, two or three years.

The text of the resolution in respect of this Proposal 5 is as follows:

“Resolved, that the shareholders recommend, in a non-binding vote, whether a non-binding shareholder vote to approve the compensation of the Company’s NEOs should occur every one, two or three years.”

The Board believes that giving the shareholders the right to cast an advisory vote every year on their approval of the executive compensation program is a good corporate practice and is in the best interest of the Company’s shareholders. Accordingly, the Board recommends that the shareholders vote in favor of an annual advisory vote on the Company’s executive compensation program.

The Board recommends a vote to conduct an advisory vote on executive compensation every year.

Although the advisory vote on Proposal 5 is non-binding, the Board and the Compensation Committee will review the results of the votes and, consistent with our record of shareholder engagement, are expected to take the outcome of the votes into consideration, along with other relevant factors, in making a determination concerning future executive compensation and the frequency of such advisory votes.

PROPOSAL 6

SHAREHOLDER PROPOSAL

The Proposal

Gerald R. Armstrong (the proponent), a shareholder of the Company, submitted the following proposal. Mr. Armstrong owns 150 shares of the Company’s common stock. Mr. Armstrong’s address is 910 Sixteenth Street, No. 412, Denver, CO 80202.

Resolution:    That the shareholders of AVISTA CORPORATION request our Board of Directors to take the steps necessary so that each shareholder voting requirement in our articles and by-laws, that calls for a greater than simple majority vote, be changed to a majority of votes cast “for” or “against” the proposal in compliance with applicable laws.

Statement:    In the last two annual meetings, the proponent has introduced proposals to require that all Directors stand for election, or re-election, on an annual basis. Each time, this proposal has been overwhelmingly supported by shareholders. In the 2010 annual meeting, it received votes of 34,815,557 shares in favor compared to 6,194,263 against.

Although our Board is now obliged to present this topic as an amendment, it would require a super-majority of 80% of the voting power of all shares of voting stock to pass. The proponent believes that this is wrong and that super-majority vote requirements are only in place to prevent conscientious efforts which are in the best interests of shareholders to be enacted but opposed by management.

Super-majority vote requirements can be almost impossible to obtain in many annual meetings. There are many examples including Goodyear Tire and Rubber Co. where a management proposal for annual elections of each director failed to pass although 90% of the votes were cast in its favor.

Corporate governance procedures and practices create a level of accountability that ends up being closely related to corporate performance. “What Matters in Corporate Governance?” (written by Lucien Belchuk, Alma Cohen, and Allen Ferrell of the Harvard Law School), states that super-majority voting requirements have been found to be one of the six entrenching mechanisms that are negatively related with corporate performance.

The topic of repealing super-majority voting requirements has received from 74% to 88% of the vote at Weyerhauser, Alcoa, Waste Management, and Macy’s.

Let’s take another step forward to achieve better governance at Avista!

Please vote “FOR” this proposal. Unmarked proxies can be automatically voted against it.

The Company’s Response

In general, the Board supports the idea of reducing the shareholder voting requirements. However, in reviewing the proponent’s proposed resolution, the Board cannot support the resolution as proposed and, therefore, recommends a vote “AGAINST” it for the reasons set forth below.

General Rule

The Company is incorporated under the laws of the State of Washington. Under the Washington Business Corporation Act, if a quorum of a majority of shares entitled to vote on a matter exists, action on such matters is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the Articles of Incorporation or Washington law require a greater number of affirmative votes. For convenience, the aforesaid majority of votes cast is hereinafter called a “Majority of Votes Cast.”

The proposed resolution appears to request amendments to the Company’s Restated Articles of Incorporation, as amended (the Articles), to change every shareholder approval requirement to a Majority of Votes Cast wherever the Articles currently require a higher standard.

Specific Exceptions to General Rule

The Articles or Washington law, or both, require a greater number of affirmative votes than a Majority of Votes Cast to approve an action in many circumstances, including those described below:

Creation of New Class of Stock

The Articles require the approval of the holders of 2/3 of the total number of shares of common stock outstanding to create a new class of stock, such as preference stock, for example.

Washington law would require the approval of the holders of at least 2/3 of the outstanding shares of common stock for an amendment to the Articles to create a new class of stock, as well as most other amendments to the Articles; provided, however, that Washington law permits the articles of incorporation of a corporation to require a greater or lesser vote, so long as the required vote is not less than a majority of all votes entitled to be cast. Thus, at a minimum, the approval by the holders of a majority of the outstanding shares of common stock would be required. The approval by a Majority of Votes Cast, as proposed by the proponent, would not be sufficient under Washington law.

Dispositions of Essential Assets or All Assets (including Mergers)

The Articles require the approval of the holders of 2/3 of the total number of shares of common stock outstanding for sales or other dispositions of assets essential to the business or for sales or other dispositions of all the assets of the Company as an entirety to another corporation.

Washington law would require the approval of the holders of at least 2/3 of the outstanding shares of common stock for a sale of substantially all of the Company’s assets, other than in the ordinary course of business, or for a merger of the Company into another entity; provided, however, that Washington law permits the articles of incorporation of a corporation to require a greater or lesser vote, so long as the required vote is not less than a majority of all votes entitled to be cast. Thus, at a minimum, the approval by the holders of a majority of the outstanding shares of common stock would be required. The approval by a Majority of Votes Cast, as proposed by the proponent, would not be sufficient under Washington law.

Transactions with “Interested Shareholders”

The Articles require the approval of the holders of 80% of the total number of shares of common stock outstanding for asset sales, mergers and certain other transactions with an Interested Shareholder (generally, a holder of 10% of the outstanding shares of common stock) unless certain specified conditions are met.

This provision, which is sometimes called a “fair price” provision, was approved by the shareholders in 1987 in order to afford protection against an unequal treatment to shareholders in the context of “two-tiered” or “front-end loaded” tender offers.

Removal of Directors by Shareholders

The Articles provide that, except with respect to a director elected by holders of the Preferred Stock (which is not discussed herein), a director may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the total number of shares of common stock outstanding.

In this case Washington law would require approval by only a Majority of Votes Cast. This statutory provision would control.

If the amendment to the Articles proposed by the Board in Proposal 3 is adopted, this provision would also be changed to conform to Washington law.

80% Approval Requirement for Amendment of Certain Provisions

The Articles provide that various provisions thereof may not be amended or repealed without the approval of the holders of 80% of the total number of shares of common stock outstanding, including:

•	the provisions regarding the number of directors, the classification of the Board and the removal of directors by shareholders;

•	provisions regarding the calling of special meetings of shareholders;

•	the “fair price” provision described above; and

•	each provision requiring such 80% approval requirement.

Recommendation of the Board

The Board recommends that the shareholders vote “AGAINST” the proposed resolution for the reasons set forth below.

In certain cases, as described above under “Specific Exceptions to General Rule,” a Majority of Votes Cast would not be sufficient under Washington law. Hence, even if the proposed resolution were adopted, it could not be implemented as to the matters specified above.

In other cases in which the Articles require more than a Majority of Votes Cast, as described above in “Specific Exceptions to General Rule,” the super-majority vote helps to ensure that certain extraordinary corporate actions are agreed upon by a broad consensus of shareholders. Opponents of super-majority voting claim that a small minority can frustrate the will of the majority. These arguments ignore the fact that if a Majority of Votes Cast standard applied as to any such matter and if only 50.1% of the shares of common stock outstanding were present at the shareholders’ meeting, a minority of shareholders holding as little as 25.1% of the shares of common stock outstanding could approve such matter, possibly to detriment of the long-term interests of the holders of up to 74.9% of the shares of common stock outstanding.

The various super-majority voting requirements contained in the Articles, all of which have been approved or consented to by the Company’s shareholders at one time or another, are intended not as an entrenchment mechanism but to provide protection to all shareholders against self-interested actions by one shareholder or a group. Any such actions would likely arise in the context of an attempt to acquire control of the Company. The Board believes the super-majority voting requirements should not preclude unsolicited fair offers to acquire the Company but should encourage a prospective acquirer to negotiate directly with the Board. The Board has the fiduciary responsibility, and is in the best position, to evaluate the adequacy and fairness of any proposed offer, to negotiate on behalf of shareholders and to protect the shareholders against abusive tactics during a takeover process.

Depending on the results of the voting on this proposal, the Board may consider amending the Articles to reduce some or all of the super-majority approval requirements referred to above. However, the Board believes that in any of these cases the action should be approved at least by the holders of a majority of the outstanding shares and not just a Majority of Votes Cast. In any event, any amendment of the Articles would have to comply with the law.

The Board recommends a vote “AGAINST” the shareholder proposal to reduce shareholder approval requirements.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table shows the number of shares of common stock of the Company held beneficially, as of March 1, 2011, by the directors, the nominees for director, each of the executive officers named in the Summary Compensation Table, and directors and executive officers as a group. The directors and executive officers as a group beneficially own 1.29% of the outstanding common stock of the Company. No director or executive officer owns, nor do the directors and executive officers as a group own, in excess of 1% of the stock of any indirect subsidiaries of the Company. None of the directors or NEOs has pledged Company common stock as security.

	Shares Beneficially Owned				Other		Total
Name	Direct	Indirect		Exercisable Stock Options(1)	Deferred Shares(2)	Restricted Stock Units Not Yet Vested(3)
Erik J. Anderson	13,418						13,418
Kristianne Blake	15,138			6,000	2,519		23,657
Brian W. Dunham (9)	7,088						7,088
Marian M. Durkin	33,156					7,099	40,255
Roy L. Eiguren (10)	11,084						11,084
Karen S. Feltes	15,066	699	(4)			9,199	24,964
Jack W. Gustavel (11)	38,291						38,291
John F. Kelly	21,764			3,000			24,764
Rebecca A. Klein	1,743						1,743
Scott L. Morris	95,175	12,212	(4)	46,250		37,499	191,136
Michael L. Noël		17,513	(5)				17,513
Marc F. Racicot	4,338						4,338
Heidi B. Stanley	12,225	9,660	(6)				21,885
R. John Taylor	5,234	4,000	(7)	6,000	5,496		20,731
Mark T. Thies	26,772	5,751	(8)			6,190	38,713
Dennis P. Vermillion	7,614	7,691	(4)			5,832	21,137

All directors and executive officers as a group, including those listed above—25 individuals	386,379	111,692		127,300	27,229	90,975	743,575

(1)	All stock options held by directors and executive officers are exercisable within 60 days.

(2)	Shares deferred under the Executive Deferred Compensation Plan or under the former Non-Employee Director Stock Plan.
(3)	Restricted Stock units that have been granted to the executive officers, but have not yet vested. Restricted stock units vest in three equal annual increments, provided the officer remains employed by the Company. If the employment of an executive officer terminates, all unvested shares are forfeited.
(4)	Shares held in the Company’s 401(k) plan.
(5)	Includes 16,541 shares held by Noël Consulting Company, Inc. and 660 shares held by Mr. Noël’s adopted son, Shane Karoub.
(6)	Shares held by Ms. Stanley’s spouse, Ronald Stanley, in a profit-sharing plan not administered by the Company.
(7)	Shares held in an employee benefit plan not administered by the Company for which Mr. Taylor shares voting and investment power.
(8)	Shares held by Mr. Thies’ spouse, Elizabeth Thies.
(9)	Mr. Dunham resigned from the Board in October 2010.
(10)	Mr. Eiguren resigned from the Board effective February 5, 2011.
(11)	Mr. Gustavel retired from the Board in May 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires that executive officers, directors and holders of more than 10% of the common stock file reports of their trading in Company equity securities with the SEC. Based solely on a review of Forms 3, 4 and 5 furnished to the Company during 2010, the Company believes that all Section 16 filing requirements applicable to the Company’s reporting persons were completed in a timely manner and reported to the SEC in accordance with the rules with the exception of a transaction for Ms. Diane C. Thoren, the Treasurer, and one for Mr. Donald Kopczynski, a Vice President. On May 21, 2010, Ms. Thoren sold 57 shares of Company common stock. On May 28, 2010, it was discovered that this stock transaction had inadvertently not been reported to the SEC, at which time a Form 4 was filed on that date to report the transaction. On November 15, 2010, Mr. Kopczynski sold 5,823 shares of Company common stock. On December 14, 2010, it was discovered that this stock transaction had inadvertently not been reported to the SEC, at which time a Form 4 was filed on that date to report the transaction.

OTHER SECURITY OWNERSHIP

As of March 1, 2011, the following were beneficial owners of 5% or more of the Company’s common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Blackrock, Inc. 40 East 52nd Street New York, NY, 10022	4,385,027 shares – sole voting power 4,385,027 shares – sole dispositive power	7.75%

The Vanguard Group, Inc.* 100 Vanguard Blvd. Malvern, PA 19355	86,496 shares – sole voting power 2,978,062 shares – sole dispositive power 86,496 shares – shared dispositive power 3,064,558 shares – aggregate amount beneficially owned by each reporting person	5.41%

*	Vanguard is the holder of the Company’s 401(k) accounts.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the Company’s 2010 Annual Report to Shareholders, which contains the Company’s audited financial statements, accompanies this proxy statement.

OTHER BUSINESS

The Board does not intend to present any business at the meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the meeting or any adjournment(s) thereof, the individuals named in the proxy card will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

2012 ANNUAL MEETING OF SHAREHOLDERS

General

The 2012 Annual Meeting of Shareholders is currently scheduled for Thursday, May 10, 2012, in Spokane, Washington. Matters to be brought before that meeting by shareholders are subject to the requirements described below.

The date and location of the 2012 Annual Meeting of Shareholders are subject to change. Any such change and any resulting change in the dates referred to below, would be specified by the Company in a report filed with the SEC. In addition, any change in the dates referred to below that results from a change in SEC rules or the Company’s Bylaws would be similarly reported by the Company.

Notice of Nominations and Other Business to Be Presented at Annual Meeting

Notice of nominations of directors and other business to be presented by a shareholder at the 2012 Annual Meeting of Shareholders must be delivered to the Company as follows:

•

written notice of a shareholder’s intent to nominate a person for election as a director at the 2012 Annual Meeting of Shareholders must be personally delivered or mailed to the Corporate Secretary on or before February 11, 2012; and

•

written notice of a shareholder’s intent to propose other business to be brought before the 2012 Annual Meeting of Shareholders must be delivered to the Corporate Secretary on or before December 1, 2011 but not before October 2, 2011.

In any case, the written notice of the shareholder must comply with the requirements and contain the information specified in the Company’s Bylaws.

Notice of Proposals to be Included in Management’s Proxy Materials

Proposals that shareholders seek to have included in management’s proxy soliciting materials must be received by the Corporate Secretary on or before December 1, 2011 and must contain the information required by the SEC’s Rule 14a-8 and otherwise comply with SEC rules.

EXPENSE OF SOLICITATION

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited by the Company primarily by mail, but may also be solicited personally and by telephone at nominal expense to the Company by directors, officers, and regular employees of the Company. In addition, the Company has engaged Phoenix Advisory Partners at a cost of $6,500 plus out-of-pocket expenses, to solicit proxies in the same manner. The Company will also request banks, brokerage houses, custodians, nominees, and other record holders of the Company’s common stock to forward copies of the proxy soliciting material and the Company’s 2010 Annual Report to Shareholders to the beneficial owners of such stock, and the Company will reimburse such record holders for their expenses in connection therewith.

By Order of the Board,

Karen S. Feltes

Senior Vice President & Corporate Secretary

Spokane, Washington

March 31, 2011

EXHIBIT A

PROPOSED AMENDMENTS OF THE COMPANY’S

RESTATED ARTICLES OF INCORPORATION, AS AMENDED

Article FIFTH

The following shows the proposed amendment to Article FIFTH of Avista Corp.’s Restated Articles of Incorporation, as amended, to eliminate classification of the Board so that all Directors would be elected annually. Text stricken through indicates deleted language, and text in italics indicates added language.

FIFTH:    The number of Directors of the Corporation shall be such number, not to exceed eleven (11), as shall be specified from time to time by the Board of Directors in the Bylaws; provided, however, that if the right to elect a majority of the Board of Directors shall have accrued to the holders of the Preferred Stock as provided in paragraph (1) of subdivision (j) of Article THIRD, then, during such period as such holders shall have such right, the number of Directors may exceed eleven (11). ~~The Directors shall be divided into three classes. as nearly equal in number as possible.~~ Commencing with the ~~directors elected at the 1987~~2012 Annual Meeting of Shareholders, ~~the term of office of the first class shall expire at the 1988 Annual Meeting of Shareholders, the term of office of the second class shall expire at the 1989 Annual Meeting of Shareholders and the term of office of the third class shall expire at the 1990 Annual Meeting of Shareholders. At~~ Directors shall be elected at each Annual Meeting of Shareholders ~~thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Shareholders after their election. Notwithstanding the foregoing,~~ for a term that shall expire at the next Annual Meeting of Shareholders; it being understood that the term of each Director elected prior to the 2012 Annual Meeting of Shareholders for a term that was to expire after the 2012 Annual Meeting of Shareholders shall expire at the 2012 Annual Meeting of Shareholders. Directors elected by the holders of the Preferred Stock in accordance with paragraph (1) of subdivision (j) of Article THIRD shall be elected for a term ~~which~~ that shall expire not later than the next Annual Meeting of Shareholders. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.

Subject to the provisions of paragraph (1) of subdivision (j) of Article THIRD, ~~(a)~~ any vacancy occurring in the Board of Directors may be filled by the ~~affirmative vote of a majority of the remaining Directors though less than a quorum of the~~ Board of Directors, and any Director so elected to fill a vacancy shall be elected for ~~the unexpired term of his or her predecessor in office and (b) any directorship to be filled by reason of an increase in the number of Directors may be filled by the Board of Directors for~~ a term of office continuing ~~only~~ until the next election of Directors by the shareholders; provided, however, if the Directors then in office constitute fewer than a quorum of the Board, the affirmative vote of a majority of all Directors then in office shall be required to fill such vacancy.

No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

Subject to the provisions of paragraph (1) of subdivision (j) of Article THIRD and the provisions of the next preceding paragraph of this Article FIFTH, any Director may be removed from office at any time, but only for cause ~~and~~, only by the ~~affirmative vote of the~~ holders of ~~at least a majority of the voting power of all the~~ shares of capital stock of the Corporation entitled generally to vote in the election of Directors (such stock being hereinafter in these Articles of Incorporation called “Voting Stock,” voting together as a single class, at a meeting of shareholders called expressly for that purpose~~; provided, however, that if less than the entire Board of Directors is to be removed, no one of the directors may be removed if the votes cast against the removal of such director would be sufficient to elect such director if then cumulatively voted at an election of the class of Directors of which such director is a part~~ and only if the number of votes cast for the removal of such Director exceeds the number of votes cast against such removal.

A-1

Notwithstanding anything contained in these Articles of Incorporation to the contrary~~.~~, the provisions of this Article FIFTH shall not be altered, amended or repealed, and no provision inconsistent therewith shall be included in these Articles of Incorporation or the Bylaws of the Corporation, without the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the shares of the Voting Stock, voting together as a single class.

Subdivision (k)(1)(B) of Article THIRD

A candidate shall be elected by such voting group if the number of votes cast within such voting group for such candidate exceeds the number of votes cast within such voting group against such candidate. A candidate who does not receive such majority of votes cast but who is a director at the time of the election shall continue to serve as a director for a term that shall terminate on the date that is the earliest of (I) the date of the commencement of the term of a new director selected by the board of directors to fill the office held by such director, (II) the effective date of the resignation of such director and (III) the ~~date~~ later of (X) the ~~next Annual Meeting of Shareholders;~~ last day of the sixth calendar month commencing after the election in which such candidate failed to receive a majority of votes cast and (Y) December 31 of the calendar year on which such election occurred.

A-2

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

	CONTROL # →	000000000000
NAME
THE COMPANY NAME INC. - COMMON	SHARES	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F		123,456,789,012.12345
THE COMPANY NAME INC. - 401 K		123,456,789,012.12345
	PAGE 1 OF 2

    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                ☒

KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		For	Against	Abstain
-	Marc F. Racicot		☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.			For	Against	Abstain	The Board of Directors recommends you vote AGAINST the following proposal:		For	Against	Abstain
2	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011.		☐	☐	☐	6

If presented, consideration of a shareholder proposal to request the Board to take the steps necessary so that each shareholder voting requirement in the Articles of Incorporation and Bylaws that calls for a greater than a simple majority vote be changed to a majority of votes cast for or against the proposal in compliance with applicable laws.

								☐	☐	☐
3	Amendment of the Company’s Restated Articles of Incorporation and Bylaws to provide for the annual election of the Board of Directors.		☐	☐	☐
NOTE: Transaction of other business that may come before the meeting or any adjournment(s).
4	Advisory (non-binding) vote on executive compensation.		☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain
5	Advisory (non-binding) vote on the frequency of an advisory vote on executive compensation.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date		JOB #		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of Avista Corp.

For the Annual Meeting of Shareholders on Thursday, May 12, 2011

The undersigned hereby appoints Scott L. Morris and Karen S. Feltes, and each of them, with full power of substitution, the proxies of the undersigned, to represent the undersigned and vote all shares of Avista Corp. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 12, 2011, and any adjournments thereof, as indicated on the reverse side.

If the undersigned is a participant in the Avista Investment and Employee Stock Ownership Plan, this card directs The Vanguard Group, as the Plan Administrator, to authorize Broadridge, as the Proxy Agent, to vote, as designated on the reverse, all of the shares of Avista Common Stock held of record in the undersigned’s Plan account.

If you are a participant in the Avista 401(k) Savings Plan (The Plan), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Avista 401(k) Savings Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 5:00 p.m. Eastern Time on May 10, 2011, the Plan’s Trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted “FOR” items 1, 2, 3 and 4, FOR (1) Year for item 5, and “AGAINST” item 6.

Continued and to be signed on reverse side